As filed with the Securities and Exchange Commission on July 13, 2016

Registration No. 333-211212

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1389	26-0287117
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Code Number)	(I.R.S. Employer Identification Number)

14624 N. Scottsdale Rd., Suite 300

Scottsdale, Arizona 85254

(602) 903-7802

(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Joseph M. Crabb

Executive Vice President & Chief Legal Officer

Nuverra Environmental Solutions, Inc.

14624 N. Scottsdale Rd., Suite 300

Scottsdale, Arizona 85254

(602) 903-7802

(Name, Address, Including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copy to:

Matthew M. Holman

Squire Patton Boggs (US) LLP

1 E. Washington Street, Suite 2700

Phoenix, Arizona 85004

(602) 528-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of the registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Non-transferable subscription rights (3)	N/A	N/A	N/A (4)
Common Stock, $0.001 par value per share, underlying subscription rights	19,531,250	5,371,093.75	$540.87
Total	19,531,250	5,371,093.75	$540.87 (5)

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares as may be issued as a result of adjustments by reason of any stock split, stock dividend, or similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of high and low sale prices of the common stock, as quoted on the OTCQB U.S. Market on May 4, 2016, which is a date within five business days of the filing of this registration statement.

(3)

We are granting for no consideration to our stockholders subscription rights to purchase shares of our common stock. Our common stockholders will receive one subscription right for each share of common stock.

(4)

The non-transferable subscription rights are being issued without consideration. Pursuant to Rule 457(g), no separate registration fee is payable with respect to the rights being offered hereby because the rights are being registered in the same registration statement as the securities to be offered pursuant to the rights.

(5)	Previously paid on May 6, 2016.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

(Subject to Completion Dated July 13, 2016)

Nuverra Environmental Solutions, Inc.

19,531,250 shares of Common Stock

Subscription Rights to Purchase Shares of Common Stock

We are distributing, at no charge, to holders of our common stock, on a pro rata basis, non-transferable subscription rights to purchase up to 19,531,250 shares of our common stock, which we refer to as “subscription rights.” You will receive one subscription right for each share of common stock owned at 5:00 p.m., New York City time, on July 18, 2016, which we refer to as the “record date.” Each subscription right will entitle a holder to purchase one share of our common stock at a subscription price of $0.256 per share, which we refer to as the offering price, provided that we will not issue any fractional shares in the rights offering and exercises of rights will be rounded down; we refer to this as your “subscription right.”

You will not be entitled to exercise an over-subscription privilege to purchase additional shares of common stock that may remain unsubscribed as a result of any unexercised subscription rights. We refer to the offering of our common stock through the subscription right as the “rights offering.”

The total gross proceeds from the shares offered in the rights offering will be approximately $5.0 million. The rights offering will be fully backstopped by Mark D. Johnsrud, our Chairman and Chief Executive Officer, pursuant to which Mr. Johnsrud will receive a backstop fee of 5% payable in the form of additional common stock issued at $0.32 per share. Mr. Johnsrud has deposited $5.0 million into escrow which shall be available to us if there are any shares remaining unpurchased after the exercise of the subscription rights and even if the conditions to the rights offering are not satisfied. We are not requiring a minimum subscription to complete the rights offering. The price per share to be paid for shares of common stock acquired pursuant to the subscription rights is $0.256.

The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on July 27, 2016, unless we extend the rights offering period. We may extend the rights offering and the period for exercising your subscription rights in our sole discretion.

You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering. All exercises of subscription rights are irrevocable, even if the rights offering is extended. We are not making any recommendation regarding your exercise of the subscription rights.

Our common stock is quoted on the OTCQB U.S. Market under the symbol “NESC.” The closing price of our common stock on July 8, 2016 was $0.26 per share.

Our board of directors is making no recommendation regarding your exercise of the subscription rights. You should carefully consider whether to exercise your subscription rights before the expiration date. You may not revoke or revise any exercises of subscription rights once made unless we terminate the rights offering.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” beginning on page 7 of this prospectus and in any other document incorporated by reference herein or therein before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2016

As permitted under the rules of the Securities and Exchange Commission, or the “SEC,” this prospectus incorporates important business information about Nuverra Environmental Solutions, Inc. that is contained in documents that we file with the SEC, but that is not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as from other sources. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”). As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described under the heading “Where You Can Find More Information” in this prospectus.

This prospectus and the documents incorporated by reference in this prospectus include important information about us, the securities being offered and other information you should know before exercising the subscription rights. You should rely only on this prospectus and the information incorporated or deemed to be incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is in addition to, or different from, that contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than as of the date of this prospectus, or in the case of the documents incorporated by reference, the date of such documents regardless of the time of delivery of this prospectus or any issuance of our shares of common stock. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless the context requires otherwise, all references in this prospectus to “Nuverra,” the “Company,” “we,” “our,” “us” or “Nuverra Environmental Solutions” refer to Nuverra Environmental Solutions, Inc. and its subsidiaries.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including any information incorporated by reference herein, contains certain “forward-looking statements” within the meaning of Section 27A of the United States Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve many risks and uncertainties. These statements relate to our expectations for future events and time periods. All statements other than statements of historical fact are statements that could be deemed to be forward-looking statements, including, but not limited to, statements regarding:

•	future financial performance and growth targets or expectations;

•	market and industry trends and developments, including the current decline in oil and natural gas prices;

•	the potential benefits of our completed and any future merger, acquisition, disposition, restructuring, and financing transactions;

•	the expected timing for completion of the restructuring transactions described herein and in our other filings with the SEC; and

•	the expected effect of the restructuring transactions.

You can identify these and other forward-looking statements by the use of words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “might,” “will,” “should,” “would,” “could,” “potential,” “future,” “continue,” “ongoing,” “forecast,” “project,” “target” or similar expressions, and variations or negatives of these words.

These forward-looking statements are based on information available to us as of the date of this prospectus and our current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. Future performance cannot be ensured, and actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

•	failure to complete all aspects of our restructuring transactions, including the rights offering and implementation of the management incentive plan;

•

financial results that may be volatile and may not reflect historical trends due to, among other things, changes in commodity prices or general market conditions, acquisition and disposition activities, fluctuations in consumer trends, pricing pressures, changes in raw material or labor prices or rates related to our business and changing regulations or political developments in the markets in which we operate;

•	risks associated with our indebtedness, including our ability to manage our liquidity needs and to comply with covenants under our credit facilities, including the indentures governing our notes;

•

risks associated with our capital structure, including our ability to refinance or restructure our indebtedness to access necessary funding under our existing or future credit facilities and to generate sufficient operating cash flow to meet our debt service obligations;

•	changes in customer drilling, completion and production activities and capital expenditure plans, including impacts due to low oil and/or natural gas prices or the economic or regulatory environment;

•	difficulties in identifying and completing acquisitions and divestitures, and differences in the type and availability of consideration or financing for such acquisitions and divestitures;

•	difficulties in completing any refinancing or restructuring transactions;

•

difficulties in successfully executing our growth initiatives, including difficulties in permitting, financing and constructing pipelines and waste treatment assets and in structuring economically viable agreements with potential customers, joint venture partners, financing sources and other parties;

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•	our ability to attract, motivate and retain key executives and qualified employees in key areas of our business;

•	fluctuations in prices, transportation costs and demand for commodities such as oil and natural gas;

•

risks associated with the operation, construction and development of saltwater disposal wells, solids and liquids treatment assets, landfills and pipelines, including access to additional locations and rights-of-way, unscheduled delays or inefficiencies and reductions in volume due to micro- and macro-economic factors or the availability of less expensive alternatives;

•	risks associated with our ability to collect outstanding receivables as a result of liquidity constraints on our customers resulting from low oil and/or natural gas prices;

•

the availability of less favorable credit and payment terms due to the downturn in our industry and our financial condition, including more stringent or costly payment terms from our vendors and additional requirements from sureties to collateralize our performance bonds with letters of credit, which may further constrain our liquidity and reduce availability under our revolving credit facility;

•	risks associated with new technologies and the impact on our business;

•

the effects of competition in the markets in which we operate, including the adverse impact of competitive product announcements or new entrants into our markets and transfers of resources by competitors into our markets;

•	changes in economic conditions in the markets in which we operate or in the world generally, including as a result of political uncertainty;

•

reduced demand for our services due to regulatory or other influences related to extraction methods such as hydraulic fracturing, shifts in production among shale areas in which we operate or into shale areas in which we do not currently have operations or the loss of key customers;

•

the impact of changes in laws and regulation on waste management and disposal activities, including those impacting the delivery, storage, collection, transportation treatment and disposal of waste products, as well as the use or reuse of recycled or treated products or byproducts;

•	control of costs and expenses;

•	present and possible future claims, litigation or enforcement actions or investigations;

•

natural disasters, such as hurricanes, earthquakes and floods, or acts of terrorism, or extreme weather conditions, that may impact our corporate headquarters, assets, including wells or pipelines, distribution channels, or which otherwise disrupt our or our customers’ operations or the markets we serve;

•	the threat or occurrence of international armed conflict;

•

the unknown future impact on our business from legislation and governmental rulemaking, including the Affordable Care Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules to be promulgated thereunder;

•

risks involving developments in environmental or other governmental laws and regulations in the markets in which we operate and our ability to effectively respond to those developments including laws and regulations relating to oil and natural gas extraction businesses, particularly relating to water usage, and the disposal, transportation and treatment of liquid and solid wastes; and

•	other risks identified in this prospectus or referenced from time to time in our filings with the SEC.

You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus. Except as required by law, we do not undertake any obligation to update or release any revisions to these forward-looking statements to reflect any events or circumstances, whether as a result of new information, future events, changes in assumptions or otherwise, after the date hereof.

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QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are some of what we anticipate will be common questions about the rights offering. The answers are based on selected information from this prospectus and the documents incorporated by reference herein. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, our common stock and our business.

What is the rights offering?

We are distributing, at no charge, to holders of our common stock, subscription rights to purchase shares of our common stock. One right has been distributed for each share outstanding to record holders of our common stock as of the record date, July 18, 2016. Each subscription right will entitle a holder to purchase one share of our common stock. The subscription rights will be evidenced by the rights certificates. The common stock to be issued in the rights offering, like our existing shares of common stock, will be traded on the OTCQB U.S. Market (“OTCQB”) under the symbol “NESC.”

What is the subscription right?

The subscription right gives the holder the opportunity to purchase one share of our common stock for $0.256 per share. Only subscription rights to purchase whole shares are exercisable, and no fractional shares will be issued. We have granted to you, as a stockholder of record as of 5:00 p.m., New York City time, on the record date, one right for each share of our common stock you owned at that time. You may exercise the subscription right for any whole number of shares subject to the subscription right, or you may choose not to exercise any subscription rights.

In order to properly exercise your subscription right, you must deliver to the subscription agent the subscription payment and a properly completed rights certificate, or if you hold your subscription rights through a broker, dealer, custodian bank or other nominee, which we generally refer to as a “nominee,” you should complete and return to your nominee the form entitled “Beneficial Owner Election” or such other appropriate documents as are provided by your nominee related to your subscription right before the expiration of the rights offering.

If you hold your shares in the name of a nominee who uses the services of the Depository Trust Company, or DTC, DTC will issue a number of subscription rights to your nominee equal to each share of our common stock you beneficially own on the record date. See “The Rights Offering—Method of Exercising Subscription Rights—Subscription By Beneficial Owners” on page 22.

Will fractional subscription rights be issued?

No. We will not issue fractional subscription rights or cash in lieu of fractional shares underlying subscription rights.

Is there an over-subscription privilege?

No. You will not be entitled to an over-subscription privilege to acquire the shares remaining unpurchased after the expiration of all subscription rights. Any shares remaining unpurchased after the exercise of the subscription rights will be purchased by the backstop purchaser.

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Are there backstop purchasers?

Yes. The rights offering will be fully backstopped by Mark D. Johnsrud, the Company’s Chairman and Chief Executive Officer, pursuant to which Mr. Johnsrud will receive a backstop fee of 5% payable in the form of additional common stock of the Company issued at the Conversion Price (as defined herein). Mr. Johnsrud has deposited $5.0 million into escrow, which shall be available to the Company if there are any shares remaining unpurchased after the exercise of the subscription rights and even if the conditions to the rights offering are not satisfied. For additional details, see “Prospectus Summary—Recent Developments—Restructuring Transactions” on page 1 and “Restructuring Transactions” on page 17.

Why are we conducting the rights offering?

In response to our financial results and concerns about short- and long-term liquidity due to slowed customer activities as a result of the current low commodity price environment for crude oil and natural gas, we reviewed various options to restructure our balance sheet to improve our overall capital structure. As a result, our Board of Directors (“Board”), with assistance from our advisors, developed a comprehensive plan to restructure our outstanding indebtedness (the “Restructuring”). See “Prospectus Summary—Recent Developments—Restructuring Transactions” on page 1 and “Restructuring Transactions” on page 17. The rights offering is one of the conditions required to be completed in connection with the Restructuring and will provide the Company with additional equity capital and our stockholders with the opportunity to purchase additional common stock.

How was the $0.256 per share subscription price determined?

As part of the Restructuring, the Company agreed that the offering price in the rights offering would be equal to a 20% discount to the Conversion Price (as defined herein) of the Exchange Offer (as defined herein). Our Board considered a number of relevant factors when determining the offering price. See “Determination of Offering Price” on page 15 for further discussion.

Am I required to exercise all of the subscription rights I receive in the rights offering?

No. You may exercise your subscription rights in full or in part, or you may choose not to exercise any subscription rights. If you do not exercise your subscription right in full, your percentage ownership interest in our outstanding common stock may be diluted.

What will happen if I choose not to exercise my subscription rights?

If you do not exercise any subscription rights, the number of shares of our common stock you own will not change. Although your ownership interest could be diluted following the consummation of the rights offering, you can avoid such dilution by fully exercising your subscription right.

Are we requiring a minimum subscription to complete the rights offering?

No. There is no aggregate minimum we must receive to complete the rights offering.

Has our Board made a recommendation to our stockholders regarding the rights offering?

No. The Board is not making a recommendation regarding your exercise of the subscription rights. Stockholders who exercise subscription rights risk investment loss on new money invested. We cannot predict the price at which our shares of common stock will trade, and therefore, we cannot assure you that the market price for our common stock will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” beginning on page 7 for a discussion of some of the risks involved in investing in our common stock.

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How soon must I act to exercise my subscription rights?

The subscription rights may be exercised at any time beginning on the date of this prospectus and before the expiration of the rights offering, which is July 27, 2016, at 5:00 p.m., New York City time. If you elect to exercise any subscription rights, the subscription agent must actually receive all required documents and payments from you before the expiration of the rights offering. The expiration of the rights offering may be extended by the Company in its discretion.

When will I receive my subscription rights certificate?

Promptly after the date of this prospectus, a subscription rights certificate will be provided to each registered holder of our common stock as of the close of business on the record date, based on our stockholder registry maintained at the transfer agent for our common stock. That rights certificate will include subscription detail and election information for the subscription rights. If you hold your shares of common stock in “street name” through a nominee, you will not receive an actual subscription rights certificate. Instead, as described in this prospectus, you must instruct your nominee whether or not to exercise subscription rights on your behalf. If you wish to obtain a separate subscription rights certificate, you should promptly contact your nominee and request a separate subscription rights certificate. It is not necessary to have a physical subscription rights certificate to elect to exercise your subscription rights if your shares are held by a nominee.

May I transfer my subscription rights?

No. The subscription rights are not transferable.

Are there any conditions to completing the rights offering?

No. There are no conditions to completing the rights offering.

Can the rights offering be extended, canceled or amended?

Yes. We may cancel or amend the rights offering in our discretion. In addition, we may, in our discretion, extend the period for exercising your subscription rights.

How do I exercise my subscription rights? What forms and payment are required to purchase shares of common stock?

If you wish to participate in the rights offering, you must:

•	deliver payment to the subscription agent using the methods outlined in this prospectus before 5:00 p.m., New York City time, on July 27, 2016; and

•	deliver a properly completed rights certificate to the subscription agent before 5:00 p.m., New York City time, on July 27, 2016.

If you cannot deliver your rights certificate to the subscription agent before the expiration of the rights offering, you may instead follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures” on page 25.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the full extent possible based on the amount of the payment received and your relevant subscription right, as described in this prospectus.

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Will our directors and officers participate in the rights offering?

All holders of our common stock as of the record date for the rights offering will receive, at no charge, the non-transferable subscription rights to purchase shares of our common stock as described in this prospectus. To the extent that our directors and officers held shares of our common stock as of the record date, they will receive the subscription rights and, while they are under no obligation to do so, will be entitled to participate in the rights offering.

All of our outstanding equity awards to employees, officers and directors, including outstanding stock options, were issued pursuant to plans previously adopted by our Board. Holders of stock options, which will convert into common stock at some point in the future, will not receive rights in connection with this rights offering.

When will I receive my new shares?

If you purchase shares of our common stock through the rights offering, you will receive your new shares as soon as practicable after the closing of the rights offering.

After I send in my payment and rights certificate, may I cancel my exercise of subscription rights?

No. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $0.256 per share.

What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, dealer, custodian bank or other nominee?

If you hold your shares of our common stock in the name of a nominee, then this nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf for the shares of our common stock you wish to purchase.

If you wish to participate in the rights offering and purchase shares of our common stock, please promptly contact your nominee who is the record holder of your shares. We will ask your nominee to notify you of the rights offering. You should complete and return to your nominee that is the record holder of the shares you own the form entitled “Beneficial Owner Election.” You should receive this form from your nominee that is the record holder of the shares you own with the other rights offering materials.

How many shares of our common stock will be outstanding after the rights offering?

As of the record date, we expect to have 130,820,802 shares of our common stock issued and outstanding. We will issue approximately 20,312,500 shares through the rights offering, which includes the backstop fee paid to Mr. Johnsrud in the form of common stock for the backstop obligations. Upon consummation of the rights offering and after giving effect to the other components of the Restructuring, as described herein, we expect to have approximately 176 million shares of outstanding common stock on a fully-diluted basis, including shares issuable under our employee benefit plans and upon exercise of certain outstanding warrants, but excluding shares issuable in connection with the management incentive plan contemplated by the Restructuring. See “Prospectus Summary—Recent Developments—Restructuring Transactions” on page 1 and “Restructuring Transactions” on page 17.

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How much money will the Company receive from the rights offering?

Due to the backstop provided by Mr. Johnsrud, we will receive an aggregate of approximately $5.0 million in gross proceeds from the sale of shares of common stock whether or not the rights offering is fully subscribed by each stockholder. We intend to use the entire net proceeds of this rights offering to pay down a portion of the outstanding balance under our asset-based revolving credit facility, of which 50% will then be available for further drawdowns, subject to any borrowing base limitations and compliance with other applicable terms and conditions of the Credit Facility.

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” beginning on page 7 in this prospectus and in the documents incorporated by reference herein.

If full subscription requests are not honored or the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If there is any cutback in your subscription request (e.g., due to any computational or other error in a subscription request, or due to any disqualification) or if the rights offering is terminated or otherwise is not completed, such subscription over-payment received by the subscription agent for requests that are not honored will be returned, without interest, as soon as practicable. If you own shares in “street name,” it may take longer for you to receive payment because the subscription agent will return payments through the record holder of the shares.

When can I sell the shares of common stock I receive upon exercise of the subscription rights?

If you exercise your subscription rights, you will be able to resell the shares of common stock purchased by exercising your subscription rights once your account has been credited with those shares, provided you are not otherwise restricted from selling the shares (for example, because you are an insider or affiliate of the Company or because you possess material nonpublic information about the Company). Although we will endeavor to issue the shares as soon as practicable after completion of the rights offering, there may be a delay between the expiration date of the rights offering and the time that the shares are issued. In addition, we cannot assure you that, following the exercise of your subscription rights, you will be able to sell your common stock at a price equal to or greater than the subscription price.

What fees or charges apply if I purchase shares of common stock?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you hold your shares through a nominee and exercise your subscription rights through the record holder of your shares, you are responsible for paying any fees your nominee record holder may charge you.

What are the U.S. federal income tax consequences of exercising subscription rights?

For U.S. federal income tax purposes, the receipt and exercise of your subscription rights generally should not be taxable. You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt and exercise of subscription rights and the receipt, ownership and disposition of our common stock. For further information regarding tax considerations, please see “Certain Material U.S. Federal Income Tax Considerations” on page 28.

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To whom should I send my forms and payment?

If your shares are held in the name of a nominee, then you should send your rights certificate, election form (including subscription request) and notice of guaranteed delivery (which we collectively refer to as “subscription documents”) and subscription payment to that nominee that is the record holder. If you are the record holder, then you should send your subscription documents and subscription payment (other than wire transfers) to:

By regular mail:	By registered, certified or express mail, by overnight courier or by personal delivery:

American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

You are solely responsible for completing delivery of your subscription documents and subscription payment to the subscription agent or, if you are not a record holder, to your nominee. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent or your nominee.

Whom should I contact if I have other questions?

If you have other questions or need assistance, please contact the subscription agent, American Stock Transfer & Trust Company, LLC, at (877) 248-6417 or (718) 921-8317.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section describing the risks of investing in our common stock under the caption “Risk Factors,” and the documents and financial statements incorporated by reference in the section entitled “Incorporation of Certain Documents by Reference” before making an investment decision. Some of the statements in this summary constitute forward-looking statements. For more information, please see “Cautionary Note Regarding Forward-Looking Statements.”

Our Company

Nuverra is a leading provider of comprehensive, full-cycle environmental solutions to customers focused on the exploration, development, and ongoing production of oil and natural gas from shale formations in the United States. We provide one-stop, total environmental solutions, including delivery, collection, treatment, recycling, and disposal of water, wastewater, waste fluids, hydrocarbons, and restricted solids that are part of the drilling, completion, and ongoing production of shale oil and natural gas.

To meet our customers’ environmental needs, we utilize a broad array of assets to provide comprehensive environmental solutions. Our logistics assets include trucks and trailers, temporary and permanent pipelines, temporary and permanent storage facilities, ancillary rental equipment, treatment and processing facilities, and liquid and solid waste disposal sites. We provide a suite of solutions to customers who demand environmental compliance and accountability from their service providers.

We currently operate in select shale areas in the United States, including the predominantly oil-rich shale areas consisting of the Bakken, Eagle Ford, and Permian Shale areas and the predominantly gas-rich Haynesville, Marcellus, and Utica areas. Our business serves customers seeking fresh water acquisition, temporary water transmission and storage, transportation, treatment, recycling or disposal of liquid wastes, such as flowback and produced brine water, and solid wastes such as drill cuttings, and management of other environmental products in connection with shale oil and natural gas drilling completion and production operations. Additionally, we rent equipment to customers, including providing for delivery and pickup.

Our business is divided into three operating divisions: (1) the Northeast division comprising the Marcellus and Utica Shale areas, (2) the Southern division comprising the Haynesville, Eagle Ford, and Permian Basin Shale areas and (3) the Rocky Mountain division comprising the Bakken Shale area.

General Company Information

Headquartered in Scottsdale, Arizona, Nuverra Environmental Solutions, Inc. was incorporated in Delaware on May 29, 2007 as “Heckmann Corporation.” On May 16, 2013, we changed our name to Nuverra Environmental Solutions, Inc. Our address is 14624 N. Scottsdale Road, Suite 300, Scottsdale, Arizona 85254, and our website is http://www.nuverra.com. The content of our website is not a part of this prospectus.

Recent Developments—Restructuring Transactions

Due to the difficult macro environment and the corresponding impact of the prolonged depression in oil and natural gas prices that has continued to negatively affect us and others in our industry, we have experienced a decline in demand and pricing for our services. These factors, coupled with our large outstanding debt service obligations, have diminished our cash position and capital resources and raised substantial doubt about our ability to continue as a going concern. In order to address short- and long-term liquidity needs, we undertook a strategic review and assessment of our business and operations. We divested our industrial solutions business when we sold Thermo Fluids Inc. in the first half of 2015, in order to focus exclusively on our core shale environmental solutions business. Further, we sought to maximize liquidity by implementing various cost-management initiatives, which included limiting our capital expenditures to only those deemed critical to our ongoing operations and those necessary to support our key growth initiatives. In addition, we offset the cash impact of these expenditures by selling underutilized or non-core assets.

The worsening market environment and the continued decline in commodity prices have negatively affected our results from operations, financial position and market prices for our securities, including our common stock. On January 19, 2016, the New York Stock Exchange (the “NYSE”) notified us that we were not in compliance with the continued listing standard set forth in Section 802.01B of the NYSE Listed Company Manual due to our failure to maintain an average global market capitalization of at least $15.0 million over a consecutive 30-day trading period. As such, the NYSE informed us that trading of our common stock would be suspended before the opening of trading on January 20, 2016, and that it initiated delisting procedures with respect to our common stock. Our common stock began trading on the OTCQB on January 20, 2016. On February 3, 2016, the NYSE filed a Form 25-NSE with the SEC, notifying the SEC of our removal from listing and registration on the NYSE.

In the first quarter of 2016, the lenders under our asset-based revolving credit facility (the “Credit Facility”) completed their periodic redetermination of the orderly liquidation values of our eligible machinery and equipment. The redetermination resulted in an approximately $21 million decline in our borrowing base and availability under the Credit Facility, which resulted in further tightening of our liquidity. While we were, and remain, in compliance with our existing debt arrangements, we recognized that absent an improvement in commodity prices or a reduction in our indebtedness and cash interest expense, we may not be able to continue to make scheduled payments under our debt obligations, and in such event may need to seek relief under the U.S. Bankruptcy Code.

In response to our financial results and concerns about short- and long-term liquidity, we reviewed various options to restructure our balance sheet to improve our overall capital structure. As a result, our Board, with assistance from our advisors, developed the Restructuring (as defined herein), intended to improve liquidity, defer cash interest expense, and preserve value for holders of our common stock.

On March 11, 2016, we entered into a Restructuring and Support Agreement (the “Restructuring Support Agreement”) with holders of more than 80% (the “Supporting Holders”) of our 9.875% Senior Notes due 2018 (the “2018 Notes”) to implement a proposed debt restructuring and recapitalization plan (the “Restructuring”).

In connection with the Restructuring, we consummated the following financing transactions on or before April 15, 2016:

•

Amendment of the Credit Facility to (i) reduce the commitment from $125 million to $100 million, (ii) amend certain rates and covenants, and (iii) permit the transactions contemplated by the Restructuring, among other amendments.

•

Pursuant to an exchange offer and consent solicitation (the “Exchange Offer”), the issuance to tendering holders of the 2018 Notes of (i) $327,221,000 aggregate principal amount of new Second-Lien Notes due 2021 (the “2021 Notes”) under a new indenture to those holders electing to exchange their 2018 Notes for 2021 Notes, (ii) $908,000 in shares of common stock at a conversion price per share of $0.32 (the “Conversion Price”), which resulted in the issuance of 2,837,500 shares of common stock (the “Exchange Offer Shares”), to those holders electing to exchange their 2018 Notes for our common stock, and (iii) 10-year penny warrants (the “Exchange Warrants”) to purchase 10% of the outstanding shares of common stock, on a fully diluted basis after taking into account the common stock to be issued in connection with the Johnsrud Equity Conversion and the rights offering, and the issuance of the Exchange Offer Shares, subject only to dilution by the shares issued or to be issued in connection with a new management incentive plan we expect to implement.

•

Entry into a new last out first lien term loan in the aggregate amount of $24.0 million (the “Term Loan”) and in connection therewith issuance of 10-year penny warrants to the lenders under the Term Loan (the “Term Loan Warrants” and, together with the Exchange Warrants, the “warrants”) to purchase 5% of the outstanding shares of the common stock, on a fully diluted basis after taking into account the common stock to be issued in connection with the Johnsrud Equity Conversion and the rights offering, and the issuance of the Exchange Offer Shares, subject only to dilution by the shares issued or to be issued in connection with a new management incentive plan we expect to implement.

In connection with the Restructuring, we consummated the following financing transaction on May 26, 2016:

•

Mark D. Johnsrud was issued 98,234,375 shares of common stock at the Conversion Price in exchange for the approximately $31.4 million principal amount of 2018 Notes owned by an entity controlled by Mr. Johnsrud, which were irrevocably tendered to the Company on April 15, 2016 (the “Johnsrud Equity Conversion”).

The Rights Offering

The following summary describes the principal terms of the rights offering, but is not intended to be complete. See the information under the heading “The Rights Offering” in this prospectus for a more detailed description of the terms and conditions of the rights offering.

Securities Offered

We are distributing, at no charge, to holders of our common stock, subscription rights to purchase up to 19,531,250 shares of our common stock. You will receive a fixed number of subscription rights for each share of common stock owned at 5:00 p.m., New York City time, as of the record date set forth below.

Subscription Right

Each subscription right will entitle a holder to purchase one share of our common stock at a subscription price of $0.256 per share, provided that no fractional shares will be issued in the rights offering and exercises of rights will be rounded down; we refer to this as your “subscription right.”

No Over-Subscription Privilege	You will not be entitled to exercise an over-subscription privilege to purchase additional shares of common stock that remain unsubscribed as a result of any unexercised subscription rights

Record Date	5:00 p.m., New York City time, on July 18, 2016.

Expiration of the Rights Offering	5:00 p.m., New York City time, on July 27, 2016, unless extended by us in our discretion.

Subscription Price	$0.256 per share, payable in cash. To be effective, any payment related to the exercise of a right must be received by the subscription agent before the expiration of the rights offering.

Use of Proceeds

We intend to use the entire net proceeds of this rights offering to pay down a portion of the outstanding balance under our Credit Facility, of which 50% will then be available for further drawdowns, subject to any borrowing base limitations and compliance with other applicable terms and conditions of the Credit Facility.

Non-Transferability of Subscription

Rights	The subscription rights are not transferable.
No Board Recommendation

We are making no recommendation regarding your exercise of the subscription rights. For an explanation of how the purchase price of the subscription rights was determined, please see “Determination of Offering Price” on page 15 herein. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” beginning on page 7 for a discussion of some of the risks involved in investing in our common stock.

Conditions	There are no conditions to complete this rights offering. We are not requiring a minimum subscription to complete the rights offering.

No Revocation By Holder

All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $0.256 per share.

U.S. Federal Income Tax Considerations

For U.S. federal income tax purposes, the receipt and exercise of your subscription rights generally should not be taxable. For further information regarding tax considerations, please see “Certain Material U.S. Federal Income Tax Considerations.”

Extension and Termination Rights

We may cancel or terminate the rights offering at any time in our discretion. In addition, we may extend the period for exercising your subscription rights in our discretion. We may extend the expiration date of the rights offering by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration date.

Procedures for Exercising Subscription Rights

To exercise your subscription rights, you must complete the subscription documents and deliver them to the subscription agent, American Stock Transfer & Trust Company, LLC, or, if you not a record holder, to your nominee, together with full payment for all the subscription rights you elect to exercise under the subscription right. If regular mail is used to deliver the subscription documents and payments, we recommend using registered mail, properly insured, with return receipt requested.

If you cannot deliver your rights certificate to the subscription agent before the expiration of the rights offering, you may instead follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures” on page 25. In certain cases, a qualified designee of a record holder of subscription rights may exercise subscription rights. See “The Rights Offering—Method of Exercising Subscription Rights—Subscription by Registered Stockholders” on page 21.

Subscription Agent	American Stock Transfer & Trust Company, LLC

Shares Outstanding as of the Record Date	130,820,802 shares of our common stock are issued and outstanding as of the record date.

Shares Outstanding After Completion of the Rights Offering

We will issue approximately 20,312,500 shares of common stock in this rights offering, which includes the backstop fee paid to Mr. Johnsrud in the form of common stock for the backstop obligations. Upon consummation the rights offering and after giving effect to the other components of the Restructuring, as described herein, we expect to have approximately 176 million shares of outstanding common stock on a fully-diluted basis, including shares issuable under our employee benefit plans and upon exercise of certain outstanding warrants, but excluding shares issuable in connection with the management incentive plan contemplated by the Restructuring. See “Prospectus Summary—Recent Developments—Restructuring Transactions” on page 1 and “Restructuring Transactions” on page 17.

Risk Factors

Investors considering making an investment by exercising subscription rights in the rights offering should carefully read and consider the information set forth in “Risk Factors” beginning on page 7 of this prospectus, the documents incorporated by reference herein and the risks that we have highlighted in other sections of this prospectus.

Fees and Expenses	We will pay the fees and expenses related to the rights offering from the proceeds of the rights offering.

Market Symbol

Our common stock is traded on the OTCQB under the trading symbol “NESC.” The shares of common stock issued in the rights offering will also be listed on the OTCQB under the same symbol. The subscription rights will not be listed for trading on the OTCQB or any other stock exchange or market.

RISK FACTORS

This section describes material risks to our businesses that currently are known to us. You should carefully consider all of the information in this prospectus and each of the risks described below, together with the other information incorporated by reference in this prospectus, including the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2015, as amended, Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016, and Current Report on Form 8-K filed with the SEC on July 13, 2016. Any of the following risks and those incorporated by reference could materially and adversely affect our business, financial condition and results of operations and the actual outcome of matters as to which forward-looking statements are made in this prospectus. While we believe we have identified and discussed the material risks affecting our business, there may be additional risks and uncertainties that we do not currently know or that we do not currently believe to be material that may adversely affect our business, financial condition and results of operations in the future.

Risks Related to the Rights Offering

The market price of our common stock may decline before or after the subscription rights expire.

The market price of our common stock could be subject to wide fluctuations in response to numerous factors, many of which are beyond our control. We cannot assure you that the market price of our common stock will not decline after you elect to exercise your subscription rights. If that occurs, you may have irrevocably committed to buy shares of our common stock in the rights offering at a price greater than the prevailing market price, and could have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of your subscription rights you will be able to sell your common stock at a price equal to or greater than the subscription price. Until shares are delivered upon expiration of the rights offering, you will not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock purchased will be delivered as soon as practicable after expiration of the rights offering. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of subscription rights.

The rights offering may cause the price of our common stock to decrease.

The announcement of the rights offering, the subscription price and the number of shares of our common stock we could issue if the rights offering is completed could result in an immediate change in the trading price of our common stock. This change may continue after the completion of these transactions. If that occurs, your purchase of shares of our common stock in the rights offering may be at a price greater than the prevailing trading price. Further, if a substantial number of subscription rights are exercised and the holders of the shares of our common stock received upon exercise of those subscription rights choose to sell some or all of those shares, the resulting sales could depress the market price of our common stock.

The subscription price determined for this offering is not necessarily an indication of the value of our common stock.

The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering. We cannot give any assurance that our common stock will trade at or above the subscription price in any given time period.

The subscription price may be higher than the market price of our common stock and you may be able to purchase our shares of common stock on the open market at a price below the subscription price.

Each subscription right will entitle a holder to purchase one share of our common stock at a subscription price of $0.256 per share. The last reported price of our common stock on the OTCQB U.S. Market (“OTCQB”) on July 8, 2016, was $0.26 per share, which is near the subscription price. The trading price of our common stock has been volatile and may continue to fluctuate prior to the expiration of this rights offering. Accordingly, you may be able to purchase our shares of common stock on the open market at a price below the subscription price.

Your percentage ownership in the Company may be diluted as a result of this rights offering.

If you do not exercise your subscription rights or you exercise less than all of your rights, and other stockholders fully exercise their rights or exercise a greater proportion of their rights than you exercise, you will suffer dilution of your percentage ownership of our common stock relative to such other stockholders. As of the record date, there were 130,820,802 shares of common stock outstanding. We will issue approximately 20,312,500 shares of common stock in this rights offering, which includes the backstop fee paid to Mr. Johnsrud in the form of common stock for the backstop obligations.

We may withdraw or terminate the rights offering at any time and for any reason. If we cancel this offering, neither we nor the subscription agent will have any obligation to you except to return your subscription payments.

We may withdraw or terminate the rights offering at our discretion. If we cancel the rights offering, neither the Company nor the subscription agent will have any obligation to you with respect to the rights except to return any payment received by the subscription agent, without interest or penalty.

You may not revoke your exercise of any subscription rights, even if the rights offering is extended, and you could be committed to buying shares of our common stock above the prevailing market price.

Once you exercise your subscription rights, you may not revoke the exercise of such subscription rights. If we decide to extend the rights offering, you still may not revoke the exercise of your subscription rights. The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price. Our common stock is traded on OTCQB under the symbol “NESC,” and the last reported sale price of our common stock on the OTCQB on July 8, 2016, was $0.26 per share. Following the exercise of your subscription rights, you may be unable to sell your shares of our common stock at a price equal to or greater than the subscription price you paid for such shares, and you may lose all or part of your investment in our common stock.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights will be rejected.

Holders of subscription rights that desire to purchase shares of our common stock in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent before the expiration of the rights offering. If you are a beneficial owner of shares of our common stock, you must act promptly to ensure that your nominee acts for you and that all required forms and payments are actually received by the subscription agent before the expiration of the rights offering. We are not responsible if your nominee fails to ensure that all required forms and payments are actually received by the subscription agent before the expiration of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering before the expiration of the rights offering, the subscription agent will reject your subscription or accept it only to the extent of the payment and documentation received. Neither we nor our subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

If you make payment of the subscription price by uncertified check, your check may not clear in sufficient time to enable you to purchase shares of our common stock in this rights offering.

Any uncertified check used to pay for shares of our common stock to be issued in this rights offering must clear before the expiration date of this rights offering, and the clearing process may require five or more business days. If you choose to exercise your subscription rights, in whole or in part, and to pay for shares of our common stock by uncertified check and your check has not cleared before the expiration date of this rights offering, you will not have satisfied the conditions to exercise your subscription rights and will not receive the shares of our common stock you wish to purchase.

The subscription rights are not transferable.

The subscription rights granted to you are not transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone. Because the subscription rights are not transferable, there is no way for you to directly realize any value associated with any attempted or purported transfer of the subscription rights. The subscription rights will not be listed for trading on the OTCQB or any other stock exchange or market.

You may not be able to immediately resell any shares of our common stock that you purchase pursuant to the exercise of subscription rights upon expiration of the rights offering.

If you exercise subscription rights, you may not be able to resell the common stock purchased by exercising your subscription rights until you, or your nominee, if applicable, have received those shares. Moreover, you will have no rights as a stockholder in the shares of our common stock you purchased in the rights offering until we issue the share certificates to you. Although we will endeavor to issue the shares of our common stock as soon as practicable after completion of the rights offering and after all necessary calculations have been completed, there may be a delay between the expiration date of the rights offering and the time that the shares of our common stock are issued.

Risks Related to Our Common Stock

The completion of our comprehensive plan to restructure our outstanding indebtedness, including this rights offering, will result in substantial dilution to our existing stockholders.

We have executed a plan to restructure our outstanding indebtedness. The plan to restructure our indebtedness, including this rights offering, will result in substantial dilution to our existing stockholders. As part of the exchange offer for our 9.875% Senior Notes due 2018 (the “2018 Notes”), on May 26, 2016, we converted approximately $31.4 million aggregate principal amount of the 2018 Notes, which were held by an entity controlled by Mr. Mark D. Johnsrud, our Chief Executive Officer and Chairman of the board of directors, for our common stock at a conversion price per share of $0.32 (the “Conversion Price”). Mr. Johnsrud received 98,234,375 shares of common stock for the conversion of his 2018 Notes. We plan to issue approximately 20.3 million shares of common stock in connection with this rights offering, which includes the backstop fee that will be paid to Mr. Johnsrud in the form of approximately 790 thousand shares of common stock.

Our stockholders suffered substantial dilution in their percentage ownership as a result of the conversion of Mr. Johnsrud’s 2018 Notes to equity. In addition, stockholders who do not fully exercise their subscription rights in this rights offering, or exercise less than all of their rights, will suffer further dilution in their percentage ownership of our common stock relative to such other stockholders who fully exercise their subscription rights or a greater proportion of their subscription rights.

We were delisted from the New York Stock Exchange, and there may be a limited trading volume for our common stock on the OTCQB.

In January 2016, our common stock was delisted from the New York Stock Exchange (“NYSE”). Our common stock currently trades on the OTCQB under the symbol NESC, and there is a limited trading volume for our common stock. As a result, relatively small trades of our common stock may have a significant impact on the price of our common stock and, therefore, may contribute to the price volatility of our common stock. Because of limited trading volume in our common stock and the price volatility of our common stock, you may be unable to sell your shares of common stock when you desire or at the price you desire. The inability to sell your shares in a declining market because of such illiquidity or at a price you desire may substantially increase your risk of loss.

The delisting of our common stock from the NYSE could adversely affect institutional investor interest in holding or acquiring our common stock and otherwise reduce the number of investors willing to hold or acquire our common stock. This could negatively affect our ability to raise capital necessary to maintain operations and service our debt. In addition, the delisting of our common stock from the NYSE may cause a loss of confidence among our employees and customers and otherwise negatively affect our financial condition, results of operations and cash flows.

We do not now, and are not expected to in the foreseeable future, meet the listing standards of the NYSE or any other national securities exchange. We presently anticipate that our common stock will continue to be quoted on the OTCQB. As a result of the limited trading volume for our common stock, investors may be unable to sell shares of common stock at the times or in the quantities desired and, therefore, may be required to hold some or all of their shares for an indefinite period of time.

Our stock price may be volatile, which could result in substantial losses for investors in our securities.

The stock markets have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

The market price of our common stock may also fluctuate significantly in response to the following factors, some of which are beyond our control:

•	variations in our quarterly operating results and changes in our liquidity position;

•	changes in securities analysts’ estimates of our financial performance;

•	inaccurate or negative comments about us on social networking websites or other media channels;

•	changes in market valuations of similar companies;

•

announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, capital commitments, new products or product enhancements, as well as our or our competitors’ success or failure in successfully executing such matters;

•	changes in the price of oil and natural gas;

•	loss of a major customer or failure to complete significant transactions; and

•	additions or departures of key personnel.

From the date of our initial public offering until our common stock was delisted in January 2016, our common stock traded on the NYSE. The trading price of our common stock has ranged from a high of $104.40 on September 3, 2008, to a low of $0.13 on January 29, 2016. The last reported price of our common stock on the OTCQB on July 8, 2016, was $0.26 per share.

We may issue a substantial number of shares of our common stock in the future and stockholders may be adversely affected by the issuance of those shares.

We may raise additional capital or refinance or restructure our existing debt by issuing shares of common stock, or other securities convertible into common stock, which will increase the number of shares of common stock outstanding and may result in substantial dilution in the equity interest of our current stockholders and may adversely affect the market price of our common stock. We have previously issued 1.8 million shares of common stock at a total price of $80.1 million under a shelf registration statement on Form S-3 with the SEC and we could seek to issue new debt, equity and hybrid securities in the future. In addition, we have issued shares of our common stock pursuant to private placement exemptions from Securities Act registration requirements, and may do so in connection with financings, acquisitions, the settlement of litigation and other strategic transactions in the future. The issuance, and the resale or potential resale, of shares of our common stock could adversely affect the market price of our common stock and could be dilutive to our stockholders.

We currently do not intend to pay any dividends on our common stock.

We currently do not intend to pay any dividends on our common stock, and restrictions and covenants in our debt agreements may prohibit us from paying dividends now or in the future. While we may declare dividends at some point in the future, subject to compliance with such restrictions and covenants, we cannot assure you that you will ever receive cash dividends as a result of ownership of our common stock and any gains from investment in our common stock may only come from increases in the market price of our common stock, if any.

There is no assurance that an active public trading market in our common stock will be available.

There can be no assurance that an active public trading market for our common stock will be available or sustained. If for any reason an active public trading market does not continue, purchasers of the shares of our common stock may have difficulty in selling their securities should they desire to do so and the price of our common stock may decline.

Future sales by us or our existing stockholders could depress the market price of our common stock.

If we or our existing stockholders sell a large number of shares of our common stock, the market price of our common stock could decline significantly. Further, even the perception in the public market that we or our existing stockholders might sell shares of common stock could depress the market price of the common stock.

We are subject to anti-takeover effects of certain charter and bylaw provisions and Delaware law, as well as of our substantial insider ownership.

Provisions of our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and Second Amended and Restated Bylaws (the “Bylaws”) and Delaware law may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our management and Board of Directors (“Board”). These provisions include:

•	authorizing the issuance of “blank check” preferred stock without any need for action by stockholders;

•	establishing a classified Board, so that only approximately one-third of our directors are elected each year;

•	providing our Board the ability to set the number of directors and to fill vacancies on the Board occurring between stockholder meetings;

•	providing that directors may only be removed for “cause” and only by the affirmative vote of the holders of at least a majority in voting power of our issued and outstanding capital stock; and

•	limiting the ability of our stockholders to call special meetings

We are also subject to provisions of the Delaware corporation law that, in general, prohibit any business combination with a beneficial owner of 15% or more of our common stock for three years following the date the beneficial owner acquired at least 15% of our stock, unless various conditions are met, such as approval of the transaction by our Board. Together, these charter and statutory provisions could make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock.

The existence of the foregoing provisions and anti-takeover measures, as well as the significant amount of common stock beneficially owned by our Chief Executive Officer and Chairman, Mr. Johnsrud, could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

Risks Related to Our Company and Our Indebtedness

Our asset-based revolving credit facility (“Credit Facility”) contains a covenant requiring us to refinance the Credit Facility in full on or before September 30, 2016 and has a maturity date of December 31, 2016. There can be no assurances that we will be able to timely refinance the Credit Facility, that any such refinancing would be available to us on attractive or acceptable terms, or that we will be able to otherwise obtain funds by selling assets or raising equity to repay the Credit Facility when due. Failure to timely refinance the Credit Facility, or obtain a waiver thereof, or repay the Credit Facility when due, may cause us to seek to restructure under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”), which will adversely affect our financial condition and impair potential recoveries by creditors, including the lenders under our Credit Facility and the Term Loan and holders of our 2018 Notes and 2021 Notes, and by holders of our common stock.

Our Credit Facility contains a covenant requiring us to refinance the Credit Facility in full on or before September 30, 2016 and has a maturity date of December 31, 2016. There can be no assurances that we will be able to refinance the Credit Facility by September 30, 2016 or that any such refinancing would be available to us on attractive or acceptable terms. Any refinancing of the Credit Facility could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. If we fail to comply with our refinancing covenant, we would request a waiver from the lenders or may be required to repay the outstanding balance of the Credit Facility. Failure to obtain a waiver or cure the default through repayment of the facility would create an event of cross default under our other credit facilities and indentures, including the Term Loan and the Indentures governing the 2018 Notes and 2021 Notes. There can be no assurance that the lenders under the Credit Facility will grant a waiver of the covenant default or that the lenders under the Term Loan will grant a waiver of, or that the holders of our 2018 Notes and 2021 Notes will consent to, any cross default, and we currently do not have sufficient liquidity, including cash on hand, to repay the outstanding balance of the Credit Facility or our other indebtedness.

Even if a waiver of the refinancing covenant can be obtained, we do not have sufficient liquidity, including cash on hand, to repay the outstanding balance of the Credit Facility as required on September 30, 2016 or upon maturity on December 31, 2016. If we are unable to refinance our Credit Facility, we may need to dispose of assets or operations or issue equity to obtain necessary funds to repay the outstanding balance of the Credit Facility. In the event we are required to dispose of material assets or operations in order to repay our Credit Facility, we cannot provide assurance that we could effect these actions on a timely basis, on commercially reasonable terms or at all, or that these actions would be sufficient to meet our obligations. Any issuance of equity in connection with repayment of our Credit Facility could be materially dilutive to existing stockholders. We do not know whether we will be able to take any of these actions, if necessary, on a timely basis or on terms satisfactory to us or at all.

In the event that we are unable to timely refinance the Credit Facility, or obtain a waiver thereof, or repay the Credit Facility when due, we may need to restructure under the Bankruptcy Code, which will adversely affect our financial condition and impair potential recoveries by creditors, including the lenders under our Credit Facility and the Term Loan, holders of our 2018 Notes and 2021 Notes, and by holders of our common stock. As a result, any shares purchased upon exercise of subscription rights could have little or no value if we are unable to refinance our indebtedness or otherwise default under our debt obligations.

Our liquidity continues to decline due to deteriorating operating results and constraints imposed by our Credit Facility. Our ability to continue as a going concern is dependent upon our ability to generate sufficient liquidity to meet our obligations and operating needs.

The substantial and extended decline in oil and natural gas prices has resulted in significant reductions in our customers’ operating and capital expenditures. This extended downturn has resulted in a reduction in demand for our services as well as lower prices and operating margins, and has adversely affected our financial condition, results of operations and cash flows, resulting in a decline in liquidity to cover our operations.

In addition, recent amendments to our Credit Facility have further constrained our liquidity by reducing the maximum revolver commitments and availability thereunder through the implementation of additional reserves and an availability block and a reduction in availability attributable to eligible equipment. This has resulted in a material reduction in the amount we can borrow under the Credit Facility. In addition, the administrative agent for our Credit Facility has the periodic right to commission appraisals of the assets comprising our borrowing base. Recent appraisals have resulted in a reduction of the borrowing base and have required us to repay a portion of the amount outstanding under the Credit Facility in order to remain in compliance with applicable borrowing limitations. The administrative agent has the right to undertake future periodic appraisals and there can be no assurance that we will have sufficient cash on hand or other sources of liquidity to make any future repayments required as a result of such appraisals. These limitations under our Credit Facility could have a material adverse impact on our liquidity and financial condition as our ability to continue as a going concern is dependent upon our ability to generate sufficient liquidity to meet our obligations and operating needs.

USE OF PROCEEDS

We estimate that the aggregate proceeds from the rights offering, before deducting estimated offering expenses, will be approximately $5.0 million. We intend to use the entire net proceeds of this rights offering to pay down a portion of the outstanding balance under our Credit Facility (as defined herein), of which 50% will then be available for further drawdowns, subject to any borrowing base limitations and compliance with other applicable terms and conditions of the Credit Facility.

DETERMINATION OF OFFERING PRICE

As part of the Restructuring, the Company agreed that the offering price in the rights offering would be equal to a 20% discount to a volume-weighted market-average price per share. The volume-weighted market-average price per share was based off of the Exchange Offer Conversion Price. Our Board considered a number of relevant factors when determining the offering price. In considering the subscription price, our Board considered a number of factors, including the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, the need for liquidity and capital to pay down the Credit Facility, and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the Board reviewed our history and prospects, including our prospects for future earnings and our current financial condition and regulatory status. The subscription price will not necessarily be related to our book value, net worth, or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering. You should not assume or expect that, after the rights offering, our common stock will trade at or above the subscription price and we cannot assure you that our common stock will trade at or above the subscription price in any given time period. We also cannot assure you that you will be able to sell common stock purchased during the rights offering at a price equal to or greater than the subscription price. Accordingly, we urge you to obtain a current quote for our common stock before exercising your subscription rights.

DILUTION

Purchasers of our common stock in the rights offering will experience an immediate and substantial dilution of the net tangible book value of the shares purchased. At May 31, 2016, we had a net tangible book value of approximately $(74,129,000), or $(0.57) per share of our common stock. We calculate net tangible book value per share by calculating the difference between the total assets less intangible assets and total liabilities, and dividing the result by the number of shares of common stock outstanding. The following table illustrates this per-share dilution.

Pro forma as adjusted net tangible book value dilution per share represents the difference between the amount per share of common stock in the rights offering and the pro forma net tangible book value per share of common stock immediately after the completion of this offering as of May 31, 2016.

Subscription Price		$0.256
Net tangible book value per share at May 31, 2016 before the rights offering	$(0.57)
Increase in pro forma as adjusted net tangible book value per share attributable to the rights offering	$0.11

Pro forma as adjusted net tangible book value per share after giving effect to the rights offering		$(0.46)

Dilution in pro forma as adjusted net tangible book value per share to purchasers in the rights offering		$0.72

RESTRUCTURING TRANSACTIONS

We are a leading provider of comprehensive, full-cycle environmental solutions to customers focused on the exploration, development and ongoing production of oil and natural gas from shale formations in the United States. We provide one-stop, total environmental solutions, including delivery, collection, treatment, recycling, and disposal of water, wastewater, waste fluids, hydrocarbons, and restricted solids that are part of the drilling, completion and ongoing production of shale oil and natural gas.

Due to the difficult macro environment and the corresponding impact of the prolonged depression in oil and gas prices that has continued to negatively affect us and others in our industry, we have experienced a decline in demand and pricing for our services. These factors, coupled with our large outstanding debt service obligations, have diminished our cash position and capital resources and raised substantial doubt about our ability to continue as a going concern. In order to address short-term liquidity needs, we undertook a strategic review and assessment of our business and operations. We divested our industrial solutions business when we sold Thermo Fluids Inc. in the first half of 2015, in order to focus exclusively on our core shale environmental solutions business. Further, we sought to maximize liquidity by implementing various cost-management initiatives, which included limiting our capital expenditures to only those deemed critical to our ongoing operations and those necessary to support our key growth initiatives. In addition, we offset the cash impact of these expenditures by selling underutilized or non-core assets.

The worsening market environment and the continued decline in commodity prices have negatively affected our results from operations, financial position and market prices for our securities, including our common stock. On January 19, 2016, the NYSE notified us that we were not in compliance with the continued listing standard set forth in Section 802.01B of the NYSE Listed Company Manual due to our failure to maintain an average global market capitalization of at least $15.0 million over a consecutive 30-day trading period. As such, the NYSE informed us that trading of our common stock would be suspended before the opening of trading on January 20, 2016, and that it initiated delisting procedures with respect to our common stock. Our common stock began trading on the OTCQB on January 20, 2016. On February 3, 2016, the NYSE filed a Form 25-NSE with the SEC, notifying the SEC of our removal from listing and registration on the NYSE.

In the first quarter of 2016, the lenders under our asset-based revolving credit facility (the “Credit Facility”) completed their periodic redetermination of the orderly liquidation values of our eligible machinery and equipment. The redetermination resulted in an approximately $21 million decline in our borrowing base and availability under the Credit Facility, which resulted in further tightening of our liquidity. While we were, and remain, in compliance with our existing debt arrangements, we recognized that absent an improvement in commodity prices or a reduction in our indebtedness and cash interest expense, we may not be able to continue to make scheduled payments under our debt obligations, and in such event may need to seek relief under the U.S. Bankruptcy Code.

In response to our financial results and concerns about short- and long-term liquidity, we reviewed various options to restructure our balance sheet to improve our overall capital structure. As a result, our Board, with assistance from our advisors, developed the Restructuring (as defined herein), intended to improve liquidity, defer cash interest expense, and preserve value for holders of our common stock.

Summary of the Restructuring

On March 11, 2016, we entered into a Restructuring and Support Agreement (the “Restructuring Support Agreement”) with holders of more than 80% (the “Supporting Holders”) of our 2018 Notes to implement a proposed debt restructuring and recapitalization plan (the “Restructuring”).

Pursuant to the Restructuring, we consummated the following financing transactions on or before April 15, 2016:

•

Amendment of the Credit Facility to (i) reduce the commitment from $125 million to $100 million, (ii) amend certain rates and covenants, and (iii) permit the transactions contemplated by the Restructuring, among other amendments.

•

Pursuant to the Exchange Offer (as defined herein), the issuance to tendering holders of the 2018 Notes of (i) $327,221,000 aggregate principal amount of new Second-Lien Notes due 2021 (the “2021 Notes”) under a new indenture, (ii) $908,000 in shares of common stock at a conversion price per share of $0.32 (the “Conversion Price”), which resulted in the issuance of 2,837,500 shares of common stock (the “Exchange Offer Shares”), and (iii) 10-year penny warrants (the “Exchange Warrants”) to purchase 10% of the outstanding shares of common stock, on a fully diluted basis after taking into account the common stock to be issued in connection with the Johnsrud Equity Conversion (as defined herein) and the rights offering, and the issuance of the Exchange Offer Shares, subject only to dilution by the shares issued or to be issued in connection with a new management incentive plan in form and substance acceptable to the Supporting Holders.

•

Entry into a new last out first lien term loan in the aggregate amount of $24.0 million (the “Term Loan”) and in connection therewith issuance of 10-year penny warrants to the lenders under the Term Loan (the “Term Loan Warrants” and, together with the Exchange Warrants, the “Warrants”) to purchase 5% of the outstanding shares of the common stock, on a fully diluted basis after taking into account the common stock to be issued in connection with the Johnsrud Equity Conversion (as defined herein) and this rights offering, and the issuance of the Exchange Offer Shares, subject only to dilution by the shares issued or to be issued in connection with a new management incentive plan in form and substance acceptable to the Supporting Holders.

Pursuant to the Restructuring, we consummated the following financing transaction on May 26, 2016:

•

Mark D. Johnsrud was issued 98,234,375 shares of common stock at the Conversion Price in exchange for the approximately $31.4 million principal amount of 2018 Notes owned by an entity controlled by Mr. Johnsrud, which were irrevocably tendered to the Company on April 15, 2016 (the “Johnsrud Equity Conversion”).

Pursuant to the Restructuring, we also intend to consummate this rights offering.

Exchange Offer

On March 16, 2016, we commenced an exchange offer and consent solicitation (the “Exchange Offer”) for any and all outstanding 2018 Notes, with the exception of approximately $31.4 million principal amount of 2018 Notes owned by an entity controlled by Mark D. Johnsrud, our Chairman and Chief Executive Officer (the “Johnsrud Notes”), for new 2021 Notes, Exchange Offer Shares, and Exchange Warrants. The Exchange Offer closed on April 15, 2016, with approximately 89% of the holders of the 2018 Notes participating and we issued the Exchange Warrants to purchase 3,653,185 shares of common stock. The 2021 Notes contained the following material terms:

•	Maturity is on April 15, 2021;

•

The 2021 Notes are secured by a second-priority lien on the same collateral as the Credit Facility and the Term Loan, each of which is secured by substantially all of our and our subsidiaries’ assets, whether now owned or hereafter acquired (collectively, the “Collateral”). The 2021 Notes rank equal in right of payment to all of our senior indebtedness and senior to all of our subordinated indebtedness;

•	The 2021 Notes are guaranteed by our subsidiaries that guarantee the obligations under the Credit Facility and the Term Loan;

•

Interest is payable semi-annually in arrears on April 15 and October 15 of each year, commencing on October 15, 2016, and will be payable as follows: (i) interest payable on or before October 15, 2016, will be paid in kind by increasing the principal amount payable and due at maturity at an annual rate of 12.5%; (ii) interest payable after October 15, 2016, but on or before April 15, 2018, will be paid at an annual rate of 10.0% with 50% paid in kind and 50% in cash; and (iii) interest payable after April 15, 2018, will be paid in cash at an annual rate of 10.0% until maturity; and

•	The 2021 Notes are subject to optional redemption and mandatory redemption provisions at redemption prices and other terms and conditions set forth in the indenture governing the 2021 Notes.

First-Lien Term Loan

Concurrently with the closing of the Exchange Offer, we entered into a new Term Loan Credit Agreement (the “Term Loan Agreement”), pursuant to which the lenders thereunder provided us with the Term Loan for $24 million. The proceeds of the Term Loan were applied to pay down a portion of the outstanding balance under the Credit Facility, and were reborrowed by us to fund our semi-annual interest payment on April 15, 2016, under the 2018 Notes and pay transaction fees and expenses related to the Restructuring. The Term Loan matures on April 15, 2018, at which time we must repay the outstanding principal amount of the Term Loan, together with interest accrued and unpaid thereon. Interest on the Term Loan accrues at a rate of 13.0% per annum to be paid in kind by increasing the principal amount payable thereunder and due at maturity; however, if there is a Default (as defined in the Term Loan Agreement), the agent or lenders thereunder may increase the interest rate thereunder to 17.0% per annum. The Term Loan is secured by a first-priority lien on the Collateral, and is guaranteed by our subsidiaries that guarantee the obligations under the Credit Facility and the 2021 Notes. Additionally, the lenders under the Term Loan received the Term Loan Warrants as a commitment fee for providing the Term Loan.

Amendment to Credit Facility

In contemplation of the Exchange Offer and the Term Loan, we amended the Credit Facility (the “Credit Facility Amendment”). Among other terms and conditions, the Credit Facility Amendment amended the Credit Facility as follows:

•	Reduced the maximum revolver commitments from $125.0 million to $100.0 million;

•	Replaced the leverage ratio financial maintenance covenant with a new minimum EBITDA financial maintenance covenant that will be tested monthly;

•	Amended the definition of “EBITDA” for purposes of the financial maintenance covenant to provide allowances for certain unusual or non-recurring fees, costs and expenses;

•

Amended the definition of “Borrowing Base” (i) to set the eligible equipment advance rates based on net book value at 60% and on Net Orderly Liquidation Value (as defined in the Credit Facility) at 80% and (ii) to cap Borrowing Base availability attributable to eligible equipment at 75%;

•	Increased the default rate upon the occurrence and continuation of an event of default from 2% to 4%;

•	Increased the applicable margin on LIBOR Rate and Base Rate Loans (each as defined in the Credit Facility) and the unused line fee;

•	Eliminated our ability to voluntarily reduce the commitments without termination the Credit Facility;

•	Required us to apply proceeds from the Restructuring transactions and related agreements and from asset sales to pay down the Credit Facility;

•	Amended the definition of “Permitted Disposition” to permit certain additional dispositions;

•	Amended certain definitions in connection with the Restructuring transactions, including “Change of Control”, “Permitted Indebtedness”, and “Permitted Liens”; and

•	Prohibited us from optionally prepaying or acquiring other indebtedness, making any payment on subordinated indebtedness, or amending certain agreements or documents.

In addition, we agreed to certain make-whole fees that would be payable to the lenders under the Credit Facility upon early termination of the Credit Facility as a result of acceleration, bankruptcy or otherwise, unless amounts outstanding under the Credit Facility are paid in full.

Equity Conversion

Following stockholder approval to our Certificate of Incorporation to provide for the issuance of sufficient additional shares of common stock, on May 26, 2016, the approximately $31.4 million principal amount of Johnsrud Notes were exchanged for 98,234,375 shares of common stock at a conversion price equal to the Conversion Price. The Johnsrud Notes were canceled on the closing of the Exchange Offer.

Rights Offering

As part of the Restructuring, we are undertaking this rights offering in which each holder of common stock will be granted subscription rights to purchase its pro rata share of $5.0 million of additional common stock exercisable at the offering price. The rights offering is fully backstopped by Mr. Johnsrud, pursuant to which Mr. Johnsrud will receive a backstop fee of 5% payable in the form of additional common stock issued at the Conversion Price. In order to secure his backstop obligations, Mr. Johnsrud deposited the Escrowed Funds to a third party escrow account on April 15, 2016. The proceeds from the rights offering will be applied to amounts outstanding under the Credit Facility, which amounts may be redrawn subject to the terms and conditions of the Credit Facility. We expect to complete the rights offering by July 27, 2016.

Management Incentive Plan

As part of the Restructuring, we will implement a Management Incentive Plan, in form and substance acceptable to the Supporting Holders, that will provide for issuance of up to 5-10% of the outstanding common stock on a fully diluted basis (the “MIP”). The form of equity shall be stock options.

Effect of the Restructuring

Upon consummation of the rights offering and after giving effect to the other components of the Restructuring, we expect to have approximately 176 million shares of outstanding common stock on a fully-diluted basis, excluding shares issuable in connection with the management incentive plan contemplated by the Restructuring. The issuance of a substantial number of additional shares of common stock in order to complete the Restructuring would have a dilutive effect on a stockholder’s voting power. In addition, the issuance of additional shares of common stock pursuant to the rights offering would decrease the percentage ownership of our existing stockholders and, depending upon the price at which such shares are issued and the market price of the shares, could be price dilutive to our existing stockholders.

THE RIGHTS OFFERING

The Subscription Rights

We are distributing, at no charge, to holders of our common stock subscription rights to purchase shares of our common stock. One right has been distributed for each share outstanding to record holders of our common stock as of the record date, July 18, 2016. Each subscription right will entitle a holder to purchase one share of our common stock. The subscription rights will be evidenced by rights certificates. Subscription rights will entitle a holder to a subscription right.

Subscription Right

The subscription right gives the holder the opportunity to purchase one share of our common stock for $0.256 per share. Only subscription rights to purchase whole shares are exercisable, and no fractional shares will be issued. We have granted to you, as a stockholder of record as of 5:00 p.m., New York City time, on the record date, one right for each share of our common stock you owned at that time. You may exercise the subscription right for any whole number of shares subject to the subscription right, or you may choose not to exercise any subscription rights.

In order to properly exercise your subscription right, you must deliver to the subscription agent the subscription payment and a properly completed rights certificate, or if you hold your subscription rights through a broker, dealer, custodian bank or other nominee, which we generally refer to as a “nominee,” you should complete and return to your nominee the form entitled “Beneficial Owner Election” or such other appropriate documents as are provided by your record holder related to your subscription right before the expiration of the rights offering.

If you hold your shares in the name of a nominee who uses the services of DTC, DTC will issue a number of subscription rights to your nominee equal to each share of our common stock you beneficially own on the record date. See “The Rights Offering—Method of Exercising Subscription Rights—Subscription By Beneficial Owners” on page 22.

No Over-Subscription Privilege

Holders of subscription rights will not have the opportunity to purchase shares that are not purchased by other holders of subscription rights.

No Fractional Rights or Shares

We will not issue fractional subscription rights or cash in lieu of fractional shares underlying subscription rights. Fractional shares of common stock resulting from the exercise of the subscription will be eliminated by rounding down in each case to the nearest whole share. American Stock Transfer & Trust Company, LLC, our subscription agent for the rights offering, will determine the subscription right.

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified, even if the rights offering is extended by us in our discretion. You may exercise your subscription rights as follows:

Subscription by Registered Stockholders

Holders of record of subscription rights may exercise subscription rights by properly completing and executing the rights certificate together with any required signature guarantees and forwarding it, together with full subscription payment, to the subscription agent at the address set forth below under “Subscription Agent,” before the expiration of the rights offering. Shares underlying subscription rights may be purchased and/or titled in the name of certain qualified designees of the holder of record of the subscription rights (e.g., an immediate family member, trust or tax-planning vehicle of the holder of record; a corporate affiliate of the holder of record; or a charitable institution).

Subscription by Beneficial Owners

If you are a beneficial owner of shares of our common stock that are registered in the name of a nominee, or if you hold our common stock certificates and would prefer to have an institution conduct the transaction relating to the subscription rights on your behalf, you should instruct your nominee to exercise your subscription rights and deliver all subscription documents and payment on your behalf before 5:00 p.m., New York City time, on July 27, 2016, which is the expiration of the rights offering. Your subscription rights will not be considered exercised unless the subscription agent receives from you or your broker, as the case may be, all of the required subscription documents and your full subscription payment for your subscription prior to 5:00 p.m., New York City time, on July 27, 2016.

Subscription by DTC Participants

If your subscription rights are held of record through DTC, the exercise of your subscription rights may be made through the facilities of DTC. In this case, you may exercise your subscription rights by instructing DTC (directly or through your broker) to transfer (1) your subscription rights from your account to the account of the subscription agent, together with certification by DTC (on your behalf) as to the aggregate number of subscription rights you are exercising and the number of shares of our common stock you are subscribing for under your subscription right, and (2) your full subscription payment for your subscription.

Payment Method

Payments must be made in full in U.S. currency by:

•	check or bank draft payable to American Stock Transfer & Trust Company, LLC drawn upon a U.S. bank; or

•	wire transfer of immediately available funds to accounts maintained by the subscription agent.

Payment received after the expiration of the rights offering will not be honored, and the subscription agent will return your payment to you, without interest, as soon as practicable. The subscription agent will be deemed to receive payment upon:

•	clearance of any uncertified check deposited by the subscription agent;

•	receipt by the subscription agent of any certified check bank draft drawn upon a U.S. bank; or

•	receipt of collected funds in the subscription agent’s account.

If you elect to exercise your subscription rights, we urge you to consider using a certified check or wire transfer of funds to ensure that the subscription agent receives your funds before the expiration of the rights offering. If you send an uncertified check, payment will not be deemed to have been received by the subscription agent until the check has cleared, but if you send a certified check bank draft drawn upon a U.S. bank or wire or transfer funds directly to the subscription agent’s account, payment will be deemed to have been received by the subscription agent immediately upon receipt of such instruments or wire or transfer.

Any personal check used to pay for shares of our common stock must clear the appropriate financial institutions prior to 5:00 p.m., New York City time, on July 27, 2016, which is the expiration of the rights offering. The clearinghouse may require five or more business days. Accordingly, holders of subscription rights that wish to pay the subscription price by means of an uncertified personal check are urged to make payment sufficiently in advance of the expiration of the rights offering to ensure such payment is received and clears by such date.

You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO THE COMPANY. Except as described below under “Guaranteed Delivery Procedures,” we will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not by the subscription agent or us.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration of the rights offering.

Unless a rights certificate provides that the shares of our common stock are to be delivered to the record holder of such subscription rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act, subject to any standards and procedures adopted by the subscription agent. See “Medallion Guarantee May Be Required.”

Missing or Incomplete Subscription Information

If you do not indicate the number of subscription rights being exercised, or the subscription agent does not receive the full subscription payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of subscription rights that may be exercised with the aggregate subscription payment you delivered to the subscription agent. If we do not apply your full subscription payment to your purchase of shares of our common stock, any excess subscription payment received by the subscription agent will be returned, without interest, as soon as practicable.

Expiration Date and Extensions

The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., New York City time, on July 27, 2016, which is the expiration of the rights offering. If you do not exercise your subscription rights before that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of our common stock to you if the subscription agent receives your rights certificate or your subscription payment after that time, regardless of when the rights certificate and subscription payment were sent, unless you send the documents in compliance with the guaranteed delivery procedures described below. The period for exercising your subscription rights may be extended by us in our discretion. We may extend the expiration date of the rights offering by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration of the rights offering. We will extend the duration of the rights offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their subscription rights in this rights offering.

Withdrawal and Termination; Extension

We may cancel or terminate the rights offering, as determined by us in our discretion. The period for exercising your subscription rights may be extended by us in our discretion.

Subscription Agent

The subscription agent for this offering is American Stock Transfer & Trust Company, LLC. The address to which subscription documents and subscription payments (other than wire transfers) should be delivered is:

By regular mail:	By registered, certified or express mail, by overnight courier or by personal delivery:

American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

If you deliver subscription documents or subscription payments in a manner different than that described in this prospectus, then we may not honor the exercise of your subscription rights.

You should direct any questions or requests for assistance concerning the method of subscribing for the shares of our common stock or for additional copies of this prospectus to the subscription agent, American Stock Transfer & Trust Company, LLC, at (877) 248-6417 or (718) 921-8317.

Fees and Expenses

We will pay all fees charged by the subscription agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights.

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

You can obtain a signature guarantee from a financial institution—such as a commercial bank, savings bank, credit union or broker dealer—that participates in one of the Medallion signature guarantee programs. The three Medallion signature guarantee programs are the following:

•	Securities Transfer Agents Medallion Program (STAMP), whose participants include more than 7,000 U.S. and Canadian financial institutions.

•	Stock Exchanges Medallion Program (SEMP), whose participants include the regional stock exchange member firms and clearing and trust companies.

•	New York Stock Exchange Medallion Signature Program (MSP) whose participants include NYSE member firms.

If a financial institution is not a member of a recognized Medallion signature guarantee program, it would not be able to provide signature guarantees. Also, if you are not a customer of a participating financial institution, it is likely the financial institution will not guarantee your signature. Therefore, the best source of a Medallion Guarantee would be a bank, savings and loan association, brokerage firm or credit union with which you do business. The participating financial institution will use a Medallion imprint or stamp to guarantee the signature, indicating that the financial institution is a member of a Medallion signature guarantee program and is an acceptable signature guarantor.

Notice to Nominees

If you are a nominee holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificate and submit it to the subscription agent with the proper subscription payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a nominee, we will ask your nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your nominee the form entitled “Beneficial Owner Election.” You should receive this form from your nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact your nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your nominee or if you receive it without sufficient time to respond.

Guaranteed Delivery Procedures

If you wish to exercise subscription rights, but you do not have sufficient time to deliver the rights certificate evidencing your subscription rights to the subscription agent before the expiration of the rights offering, you may exercise your subscription rights by the following guaranteed delivery procedures:

•

deliver to the subscription agent before the expiration of the rights offering the subscription payment for each share you elected to purchase pursuant to the exercise of subscription rights in the manner set forth above under “The Rights Offering—Payment Method” on page 22;

•	deliver to the subscription agent before the expiration of the rights offering the form entitled “Notice of Guaranteed Delivery”; and

•

deliver the properly completed rights certificate evidencing your subscription rights being exercised and the form entitled “Nominee Holder Certification,” if applicable, with any required signatures guaranteed, to the subscription agent within three (3) business days following the date you submit your Notice of Guaranteed Delivery.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the “Form of Instructions for Use of Nuverra Environmental Solutions, Inc. Subscription Rights Certificates,” which will be distributed to you with your rights certificate. Your Notice of Guaranteed Delivery must include a signature guarantee from an eligible institution, acceptable to the subscription agent. A form of that guarantee is included with the Notice of Guaranteed Delivery.

In your Notice of Guaranteed Delivery, you must provide:

•	your name;

•	the number of subscription rights represented by your rights certificate and the number of shares of our common stock for which you are subscribing under your subscription right; and

•

your guarantee that you will deliver to the subscription agent a rights certificate evidencing the subscription rights you are exercising within three (3) business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your rights certificate at the address set forth above under “Subscription Agent.”

The subscription agent will send you additional copies of the form of Notice of Guaranteed Delivery if you need them. You should call the subscription agent at (877) 248-6417 or (718) 921-8317 to request additional copies of the form of Notice of Guaranteed Delivery.

Transferability of Subscription Rights

The subscription rights granted to you are not transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone. The subscription rights will not be listed for trading on the OTCQB or any other stock exchange or market.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. In resolving all such questions, we will review the relevant facts, if necessary, consult with our legal advisors, and we may request input from the relevant parties. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended. We will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the subscription agent will be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment have been received by the subscription agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Escrow Arrangements; Return of Funds

The subscription agent will hold funds received in payment for shares of our common stock in a segregated account pending completion of the rights offering. The subscription agent will hold this money in escrow until the rights offering is completed or is withdrawn and canceled. If the rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Stockholder Rights

You will have no rights as a holder of the shares of our common stock you purchase in the rights offering, if any, until certificates representing the shares of our common stock are issued to you. You will have no right to revoke your subscriptions after you deliver your completed rights certificate, the full subscription payment and any other required documents to the subscription agent.

Foreign Stockholders

We will not mail this prospectus or rights certificates to stockholders with addresses that are outside the United States. The subscription agent will hold these rights certificates for their account. To exercise subscription rights, our foreign stockholders must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days before the expiration of the rights offering and demonstrate to the satisfaction of the subscription agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such stockholder.

No Revocation or Change

Once you submit the form of rights certificate to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.

Regulatory Limitation

We will not be required to issue to you shares of our common stock pursuant to the rights offering if, in our opinion, you are required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and if, at the time the rights offering expires, you have not obtained such clearance or approval.

U.S. Federal Income Tax Treatment of Rights Distribution

For U.S. federal income tax purposes, generally, the receipt and exercise of the subscription rights to purchase shares of common stock generally should not be taxable. For further information regarding tax considerations, please see “Certain Material U.S. Federal Income Tax Considerations” below.

YOU ARE URGED, IN ANY EVENT, TO CONSULT WITH YOUR OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE RECEIPT OF SUBSCRIPTION RIGHTS IN THIS RIGHTS OFFERING AND THE OWNERSHIP, EXERCISE AND DISPOSITION OF THE SUBSCRIPTION RIGHTS APPLICABLE TO YOUR OWN PARTICULAR TAX SITUATION.

No Recommendation to Holders of Subscription Rights

We are making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” beginning on page 7 for a discussion of some of the risks involved in investing in our common stock through the rights offering and in investing further in the Company.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section is a general summary of certain material U.S. federal income tax considerations regarding the receipt and exercise or expiration of the subscription rights acquired through the rights offering and the receipt, ownership and sale of shares of our common stock received upon exercise of the subscription rights. This section is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” the Treasury Regulations promulgated under the Code, legislative history, judicial authority and published rulings, any of which may be changed, possibly retroactively, or interpreted differently by the U.S. Internal Revenue Service (which we refer to as the “IRS”) or a court, so as to result in U.S. federal income tax consequences different from those discussed below. We have not sought, and will not seek, a ruling from the IRS regarding this rights offering. This section does not address any tax consequences under foreign, state or local tax laws.

The summary in this section does not provide a complete analysis of all potential tax considerations. This section applies to you only if you are a U.S. holder (as defined below), acquire your subscription rights in the rights offering and hold your common stock issued to you upon exercise of the subscription right as capital assets within the meaning of Section 1221 of the Code. This section does not apply to you if you are not a U.S. holder or if you are a member of a class of holders subject to special rules, including financial institutions, regulated investment companies, real estate investment trusts, dealers in securities or foreign currency, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax-exempt organizations, insurance companies, persons liable for alternative minimum tax, holders of common stock as part of a hedge, straddle, conversion, constructive sale or other integrated security transaction, and persons whose functional currency is not the U.S. dollar. This section does not deal with any federal non-income, state, local, or foreign tax consequences, or alternative minimum tax consequences.

You are a “U.S. holder” for purposes of this discussion if you are a beneficial owner of subscription rights or common stock and you are (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United Sates, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source or (iv) a trust (a) if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) that has a valid election in effect to be treated as a U.S. person.

If an entity treated as a partnership for U.S. federal income tax purposes receives the subscription rights or holds the common stock received upon exercise of the subscription rights, the tax treatment of a partner in such a partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its own tax advisor as to the U.S. federal income tax consequences of receiving or exercising the subscription rights and acquiring, holding and disposing of our common stock.

YOU ARE URGED, IN ANY EVENT, TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN INCOME AND OTHER TAX CONSIDERATIONS APPLICABLE TO YOU WITH RESPECT TO THE RECEIPT, SALE OR EXERCISE OF SUBSCRIPTION RIGHTS AND THE RECEIPT, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Receipt, Exercise and Expiration of Subscription Rights; Tax Basis and Holding Period of Shares Received upon Exercise of Subscription Rights

Receipt of Subscription Rights

You generally should not recognize taxable income for U.S. federal income tax purposes upon receipt of subscription rights in the rights offering, and the following summary assumes you will qualify for such nontaxable treatment.

If, contrary to our expectation, the rights offering were not to qualify as nontaxable income to you, you would be treated as receiving a taxable distribution equal to the fair market value of the subscription rights on their distribution date. The distribution would be taxed as a dividend to the extent made out of our current or accumulated earnings and profits; any excess would be treated first as a return of your basis in your common stock and then as a capital gain. You would receive a basis in the rights equal to their fair market value on the distribution date, and expiration of them would result in a capital gain or loss for you.

Tax Basis and Holding Period in Subscription Rights

If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your common stock on the date you receive your subscription rights, your subscription rights will be allocated a zero tax basis for U.S. federal income tax purposes unless you elect to allocate tax basis between your existing common stock and your subscription rights in proportion to the relative fair market values of the existing common stock and your subscription rights determined on the date of receipt of your subscription rights. If you choose to allocate tax basis between your existing common stock and your subscription rights, you must make this election on a statement included with your tax return for the taxable year in which you receive your subscription rights. Such an election is irrevocable.

If the fair market value of your subscription rights is 15% or more of the fair market value of your existing common stock on the date you receive your subscription rights, then you must allocate your tax basis in your existing common stock between your existing common stock and your subscription rights in proportion to the relative fair market values determined on the date you receive your subscription rights. The fair market value of the subscription rights on the date the subscription rights will be distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are not transferable.

Exercise or Expiration of Subscription Rights

You generally should not recognize any gain or loss upon the exercise of subscription rights received in the rights offering, and the tax basis of the shares of our common stock acquired through exercise of the subscription rights should generally be equal to the sum of the subscription price for the shares and your tax basis, if any, in the subscription rights. The holding period for the shares of our common stock acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.

If you allow subscription rights received in the rights offering to expire, you generally should not recognize any gain or loss upon the expiration of the subscription rights. If you have tax basis in the subscription rights and you allow the subscription rights to expire, the tax basis of our common stock owned by you with respect to which such subscription rights were distributed should generally be restored to the tax basis of such common stock immediately before the receipt of the subscription rights in the rights offering.

Sale of Shares of Our Common Stock and Receipt of Distributions on Shares of Our Common Stock

You should generally recognize capital gain or loss upon the sale of our common stock acquired through the exercise of subscription rights in an amount equal to the difference between the amount realized and your tax basis in our common stock. The capital gain or loss will be long-term if your holding period in the shares is more than one year. Long-term capital gains recognized by individuals currently are taxable at a maximum rate of 20%, although those gains may also be subject to the additional Medicare tax described below. Long-term capital gains recognized by corporations are taxable at ordinary corporate tax rates. If you have held your shares of our common stock for twelve months or less, your capital gain or loss will be short-term. Short-term capital gains are taxed at the same maximum rate as ordinary income. Your ability to use any capital loss is subject to certain limitations.

Distributions, if any, on shares of our common stock acquired through the exercise of subscription rights will be taxable to you as a dividend to the extent of our current or accumulated earnings and profits at the time of the distribution. Dividends received by corporate holders of our common stock are taxable at ordinary corporate tax rates subject to any applicable dividends-received deduction. Dividends received by noncorporate holders of our common stock are taxed at the holder’s capital gain tax rate (a maximum rate of 20%), provided that the holder meets applicable holding period and other requirements, plus, in some cases, the additional Medicare tax discussed below. Any distributions in excess of our current and accumulated earnings and profits should generally be treated as a non-taxable return of basis, and any further distributions in excess of your tax basis in our common stock will be treated as gain from the sale or exchange of such common stock. Your tax basis in any property you receive as a distribution on shares of our common stock will be the property’s fair market value (regardless of whether the distribution is treated as a dividend, as a non-taxable return of basis or as gain from the sale or exchange of our common stock).

Certain U.S. holders that are individuals, estates or trusts are subject to an additional 3.8% Medicare tax (which we refer to as the “additional Medicare tax”) on investment income. For individual U.S. holders, the additional Medicare tax applies to the lesser of (1) “net investment income” and (2) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by allocable deductions. Investment income generally includes dividends and capital gains.

Information Reporting and Backup Withholding

You may be subject to information reporting or backup withholding with respect to dividend payments on or the gross proceeds from the disposition of our common stock acquired through the exercise of subscription rights. Backup withholding may apply under certain circumstances if you (1) fail to furnish your social security or other taxpayer identification number, which we refer to as a “TIN,” (2) furnish an incorrect TIN, (3) fail to report interest or dividends properly or (4) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that you are not subject to backup withholding and that you are a U.S. person. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions.

THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. ACCORDINGLY, YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE RECEIPT OF SUBSCRIPTION RIGHTS IN THIS RIGHTS OFFERING AND THE OWNERSHIP, EXERCISE AND DISPOSITION OF THE SUBSCRIPTION RIGHTS APPLICABLE TO YOUR OWN PARTICULAR TAX SITUATION.

DESCRIPTION OF COMMON STOCK

The following summary describes the material terms of our common stock. This discussion does not purport to be complete and is qualified in its entirety by our Certificate of Incorporation and our Bylaws and the applicable provisions of the Delaware General Corporation Law.

Authorized and Outstanding Capital Stock

On May 20, 2016, we held a special meeting of stockholders to seek stockholder approval of an amendment to our Certificate of Incorporation to provide for the authorization of three hundred million (300,000,000) additional shares of common stock to consummate the Johnsrud Equity Conversion and the Rights Offering, in addition to potential future issuances. Following the special meeting of stockholders, at which the stockholders approved the amendment to the Certificate of Incorporation, the Company now has the authority to issue three hundred fifty-one million (351,000,000) shares of capital stock, consisting of (i) three hundred fifty million (350,000,000) shares of common stock, par value $0.001 per share (the “common stock”), and (ii) one million (1,000,000) shares of preferred stock, par value $0.001 per share, of which 130,820,802 shares of common stock and no shares of preferred stock were issued and outstanding as of July 8, 2016.

As of July 8, 2016, we had outstanding awards under our 2009 Equity Incentive Plan, as amended, consisting of options to acquire 426,056 shares of common stock and 493,638 shares of restricted stock and restricted stock units.

General

Holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Our holders of common stock do not have cumulative voting rights. Holders of common stock will be entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefor, which may be paid in cash, property, or in shares of the Company’s capital stock. Upon liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, the holders of common stock will be entitled to receive their ratable share of the net assets of the Company legally available for distribution after payment of all debts and other liabilities. There are no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

Dividends

We have no current plans to pay dividends on common stock in the future. Furthermore, the terms of the Notes, the Term Loan and the Credit Facility may restrict our ability to do so, and we expect that, if any of our existing credit facilities are refinanced, the amended credit agreements will have similar restrictions. Our other future indebtedness, if any, may also restrict payment of dividends on common stock.

Limitation on Liability and Indemnification of Directors and Officers

Our Certificate of Incorporation and Bylaws limit our directors’ and officers’ liability to the fullest extent permitted under Delaware General Corporation Law. Specifically, our directors and officers will not be liable for monetary damages for any breach of fiduciary duty by a director or officer, except for liability:

•	for any breach of the director’s or officer’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law;

•	for any transaction from which a director or officer derives an improper personal benefit; or

•	in connection with a proceeding that was not authorized or consented to by our Board.

If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of any of our directors or officers shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Staggered Board of Directors

Our Certificate of Incorporation provides that our Board is classified into three classes of directors of approximately equal size. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws contain advance notice provisions that a stockholder must follow if it intends to bring business proposals or director nominations, as applicable, before a meeting of stockholders. These provisions may preclude our stockholders from bringing matters before the annual meeting of stockholders or from making nominations at the annual meeting of stockholders.

Delaware Anti-Takeover Law; Amended and Restated Certificate of Incorporation and Bylaws

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” between the corporation and an “interested stockholder” within three years of the stockholder becoming an “interested stockholder.” An “interested stockholder” is:

•	a stockholder who owns 15% or more of our outstanding voting stock; or

•	an affiliate or associate of the owner of 15% or more of our outstanding voting stock at any time within the prior three-year period.

A “business combination” for Section 203 purposes includes a merger, consolidation, sale or other disposition of our assets having an aggregate value equal to 10% or more of either (i) the aggregate market value of all the assets of the corporation determined on a consolidated basis or (ii) the aggregate market value of all of our outstanding stock. However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•

on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of its stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

This provision could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire us.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our common stock is currently quoted on the OTCQB U.S. Market under the ticker symbol “NESC.”

PLAN OF DISTRIBUTION

As soon as practicable after the record date for the rights offering, we will distribute the subscription rights and rights certificates to individuals who owned shares of our common stock at 5:00 p.m., New York City time, on July 27, 2016. If you wish to exercise your subscription rights and purchase shares of our common stock, you should complete the rights certificate and return it with payment (other than wire transfers) for the shares to the subscription agent, Registrar and Transfer Company, at the following address:

By regular mail:	By registered, certified or express mail, by overnight courier or by personal delivery:

American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

See “The Rights Offering—Method of Exercising Subscription Rights” on page 21. If you have any questions, you should contact the subscription agent, American Stock Transfer & Trust Company, LLC, at (877)-248-6417 or (718) 921-8317.

Other than as described herein, we do not know of any existing agreements between or among any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the underlying common stock.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Squire Patton Boggs (US) LLP.

EXPERTS

The financial statements of Nuverra Environmental Solutions, Inc. and subsidiaries as of December 31, 2015, and for each of the years ended in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015, have been incorporated by reference in this prospectus in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information included in the registration statement or the schedules, exhibits and amendments to the registration statement. You should refer to the registration statement and its exhibits and schedules for further information. Statements made in this prospectus as to any of our contracts, agreements or other documents referred to are not necessarily complete. In each instance, if we have filed a copy of such contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the matter involved. Each statement regarding a contract, agreement or other document is qualified in all respects by reference to the actual document. Certain information is also incorporated by reference into this prospectus as described under “Incorporation of Certain Documents by Reference.”

You may read and copy information omitted from this prospectus but contained in the registration statement at the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. In addition, materials filed electronically with the SEC are available at the SEC’s website at http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and website of the SEC referred to above. We also furnish our stockholders with annual reports containing our financial statements audited by an independent registered public accounting firm and quarterly reports containing our unaudited financial information. We maintain a website at www.nuverra.com. You may access our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports, filed or furnished pursuant to section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after this material is electronically filed with, or furnished to, the SEC. The reference to our website or web address does not constitute incorporation by reference of the information contained at that site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it. This means that we can disclose information to you by referring you to those documents. The documents that have been incorporated by reference are an important part of the prospectus, and you should review that information in order to understand the nature of any investment by you in our common stock. We are incorporating by reference the documents listed below:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed on April 29, 2016, as amended by Amendment No. 1 on Form 10-K/A filed on March 14, 2016;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016 filed on May 9, 2016;

•	The description of our shares of common stock contained in our Form 8-A dated May 22, 2008;

•	Our Definitive Proxy Statement for our special meeting of stockholders held on May 20, 2016 filed on May 9, 2016;

•

Our Current Reports on Form 8-K filed on January 20, 2016, January 25, 2016, February 11, 2016, March 14, 2016, March 17, 2016, March 29, 2016, March 30, 2016, April 1, 2016, April 13, 2016, April 14, 2016, April 18, 2016 (as amended by Form 8-K/A filed on April 19, 2016) April 21, 2016, May 26, 2016, July 6, 2016 and July 13, 2016; and

•

All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of the initial registration statement and prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus.

Upon request, we will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus. If you would like a copy of any of these documents, at no cost, please write or call us at:

Nuverra Environmental Solutions, Inc.

14624 N. Scottsdale Rd., Suite 300

Scottsdale, Arizona 85254

(602) 903-7802

Attn: Executive Vice President and Chief Legal Officer

Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in the prospectus modifies or replaces this information.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the common stock being registered. All of these expenses will be paid by us. All amounts except for the SEC registration fee are estimated.

SEC registration fee	$540.87
Accounting fees and expenses	$7,500
Legal fees and expenses	$25,000
Printing Costs	$15,000
Filing costs and other miscellaneous fees and expenses	$27,500
Total	$75,540.87

Item 14. Indemnification of Officers and Directors.

The Company’s Amended and Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”), and Second Amended and Restated Bylaws provide for indemnification of agents including directors, officers and employees to the maximum extent allowed by Delaware law. The Company’s Certificate of Incorporation requires indemnification of any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent if the Board (or other committee or entity empowered to make such a determination) formally determines that he acted in good faith and in a manner reasonably deemed consistent with, or not opposed to, its best interests. With respect to any criminal action or proceeding, the Board (or other committee or entity empowered to make such a determination) must formally determine that he or she had no reasonable cause to believe his conduct was unlawful. In the case of any action, suit or proceeding by or in the right of the Company, no indemnification shall be made if such person is determined to be liable to the Company, unless and only to the extent that the court in which such proceeding was brought determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that a director, officer, employee or agent has prevailed in defense of any such action, suit or proceeding, he or she shall be indemnified against expenses (including attorneys’ fees and witness expenses) actually and reasonably incurred by him or her. The indemnification provided by the Company’s Certificate of Incorporation is not exclusive of any other rights to which those seeking indemnification may be entitled under any statute, bylaw, agreement, vote of uninvolved stockholders, directors or otherwise.

The Company has purchased and maintains insurance covering its directors, officers, employees and agents against any liability asserted against any of them and incurred by any of them, whether or not the Company would have the power to indemnify them against such liability under the provisions of the Company’s Certificate of Incorporation and applicable Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers or controlling persons pursuant to the provisions described above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission (the “Commission”) such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item. 15. Recent Sales of Unregistered Securities.

Since May 6, 2013, we have issued the following securities that were not registered under the Securities Act:

•

On April 1, 2013, the Company entered into a stipulation of settlement with plaintiff and all defendants in a stockholder derivative lawsuit related to the Company’s acquisition of China Water & Drinks, Inc. that was filed in 2010 in the Superior Court of California, County of Riverside (Hess v. Richard Heckmann et al., Case No. INC 10010407). The court entered a final order preliminarily approving the proposed of settlement, on June 24, 2013. Pursuant to that final order, and as part of the consideration paid to settle such lawsuit, in July 2013 the Company issued 558,660 shares of Company common stock to the plaintiff’s attorneys, which shares are exempt from registration pursuant to Section 3(a)(10) of the Securities Act. The Company did not receive cash proceeds from the issuance of such shares.

•

On March 4, 2014, the Company entered into a stipulation of settlement to settle a securities class action pending in the United States District Court for the District of Delaware as Case No. 1:10-cv-00378-LPS-MPT. The lawsuit relates to matters alleged to have occurred in connection with the acquisition by Heckmann Corporation of China Water and Drinks, Inc. in 2008. The settlement was approved by the court on June 26, 2014, and became effective on August 27, 2014. Pursuant to the court’s approval order, and as part of the consideration paid to settle such lawsuit, the Company issued 282,663 shares of Company common stock to the plaintiffs’ attorneys on July 2, 2014, and issued 565,327 shares of Company common stock to the plaintiffs on August 27, 2014. The shares are exempt from registration pursuant to Section 3(a)(10) of the Securities Act. The Company did not receive cash proceeds from the issuance of such shares.

•

On April 15, 2016, in connection with the closing of the Exchange Offer the Company issued $908,000 in shares of common stock to tendering holders of 2018 Notes who elected to convert such notes for equity (the “Equity Conversion”). The shares of common stock were issued at a conversion price per share of $0.32 (the “Conversion Price”), and resulted in the issuance of 2,837,500 shares of common stock. As part of the Exchange Offer, the Equity Conversion was conducted in accordance with, and the common stock was issued in reliance upon, an exemption from registration under Section 3(a)(9) of the Securities Act.

•

On April 15, 2016, in connection with the closing of the Exchange Offer, the Company issued the Exchange Warrants to holders of 2018 Notes tendered in the Exchange Offer. The Exchange Warrants entitle the holders to purchase approximately 10% of the Company’s outstanding common stock on a fully diluted basis (after taking into account the common stock issued as part of the Exchange Offer and the common stock to be issued to Mr. Johnsrud in exchange for the 2018 Notes held by his affiliate and to common stockholders, including Mr. Johnsrud, as part of a rights offering to be undertaken by the Company), subject to adjustments contained therein. The Exchange Warrants are exercisable at any time, from time to time, at an exercise price of $0.01 per share and expire on April 15, 2026. The Exchange Offer was conducted in accordance with, and the Exchange Warrants were issued in reliance upon, an exemption from registration under Section 3(a)(9) of the Securities Act.

•

On April 15, 2016, in connection with the execution of the Term Loan Agreement, the Company issued the Term Loan Warrants to the lenders under the Term Loan Agreement as a commitment fee for providing the Term Loan. The Term Loan Warrants entitle holders to purchase approximately 5% of the Company’s outstanding common stock on a fully diluted basis (after taking into account the common stock issued as part of the Exchange Offer and the common stock to be issued to Mr. Johnsrud in exchange for the 2018 Notes held by his affiliate and to common stockholders, including Mr. Johnsrud, as part of a rights offering to be undertaken by the Company), subject to adjustments contained therein. The Term Loan Warrants are exercisable at any time, from time to time, at an exercise price of $0.01 per share and expire on April 15, 2026. The Term Loan Warrants were issued in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

•

On May 26, 2016, in connection with the closing of the Exchange Offer, the Company issued 98,234,375 shares of common stock, at a conversion price per share of $0.32, to an entity controlled by Mr. Johnsrud in exchange for $31,435,000 principal amount of 2018 Notes held by such entity (the “Johnsrud Equity Conversion”). The shares of common stock were issued following approval by the Company’s stockholders of an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, to provide for the issuance of sufficient additional shares of common stock. The Johnsrud Equity Conversion was conducted in accordance with, and the common stock was issued in reliance upon, an exemption from registration under Section 3(a)(9) of the Securities Act of 1933, as amended.

Item 16. Exhibits and Financial Statement Schedules.

See the Exhibit Index on the page immediately preceding the Signature Page for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

4. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the amount of unsubscribed securities, and the terms of any subsequent reoffering thereof. If any public offering is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Phoenix, on July 13, 2016.

Nuverra Environmental Solutions, Inc.

By:	/s/ Mark D. Johnsrud

Name:	Mark D. Johnsrud
Title:	Chief Executive Officer,
President and Chairman

Pursuant to the requirements of the Securities Act of 1933, this report has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Mark D. Johnsrud Mark D. Johnsrud	Chief Executive Officer, Chairman and Director (Principal Executive Officer and Principal Financial Officer)	July 13, 2016

* Stacy W. Hilgendorf	Vice President and Corporate Controller (Principal Accounting Officer)	July 13, 2016

* William M. Austin	Director	July 13, 2016

* Edward A. Barkett	Director	July 13, 2016

* Tod C. Holmes	Director	July 13, 2016

* R. Dan Nelson	Director	July 13, 2016

* Alfred E. Osborne, Jr.	Director	July 13, 2016

* J. Danforth Quayle	Director	July 13, 2016

* Robert B. Simonds	Director	July 13, 2016

*By:	/s/ Mark D. Johnsrud
Mark D. Johnsrud
Attorney-in-fact

Exhibit Number	Description

3.1

Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to Amendment No. 2 to Heckmann Corporation’s Registration Statement on Form S-1 filed with the SEC on September 4, 2007)

3.1A

Certificate of Amendment to Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to Heckmann Corporation’s Current Report on Form 8-K filed with the SEC on November 5, 2008)

3.1B

Second Certificate of Amendment of Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1B to Heckmann Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 14, 2011)

3.1C

Third Certificate of Amendment of Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1C to the Company’s Registration Statement on Form S-4 filed with the SEC on May 23, 2013)

3.1D

Fourth Certificate of Amendment of Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to Company’s Current Report on Form 8-K filed with the SEC on December 3, 2013)

3.1E

Fifth Certificate of Amendment of Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 26, 2016)

3.2	Amended and Restated Bylaws (incorporated herein by reference to Amendment No. 4 to Heckmann Corporation’s Registration Statement on Form S-1 filed with the SEC on October 26, 2007)

3.2A	First Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2A to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 9, 2010)

3.2B	Second Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 7, 2011)

4.1

Specimen Certificate for shares of common stock, $.001 par value per share, of Nuverra Environmental Solutions, Inc. (incorporated herein by reference to Exhibit 4.1 to the Company’s Annual report on Form 10-K filed with the SEC on March 10, 2014)

4.2*	Form of Subscription Rights Certificate

4.3*	Subscription Agent Agreement between Nuverra Environmental Solutions, Inc. and American Stock Transfer & Trust Company, LLC

5.1*	Legal Opinion of Squire Patton Boggs (US) LLP

10.1

Amended and Restated Credit Agreement, dated February 3, 2014, by and among the Company, as borrower; Wells Fargo Bank, National Association, a national banking association, as administrative agent; Wells Fargo, Bank of America, N.A., a national banking association, and RBS Citizens, N.A., a national banking association, as joint lead arrangers; Wells Fargo, Bank of America and RBS Citizens, as joint book runners; Bank of America and RBS Citizens, as co-syndication agents; and Wells Fargo, Bank of America and Citizens Bank of Pennsylvania, as lenders (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 7, 2014)

10.1A

Joinder and First Amendment to Amended and Restated Credit Agreement by and among Wells Fargo Bank, National Association, as agent for the Lenders, the Lenders party thereto, Nuverra Environmental Solutions, Inc., a Delaware corporation, Capital One Business Credit Corporation and CIT Finance LLC (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC March 24, 2014)

Exhibit Number	Description

10.1B

Amended and Restated Guaranty and Security Agreement, dated February 3, 2014, by and among the Company, Heckmann Environmental Services, Inc., Thermo Fluids Inc., Heckmann Water Resources Corporation, Heckmann Water Resources (CVR), Inc., 1960 Well Services, LLC, HEK Water Solutions, LLC, Appalachian Water Services, LLC, Badlands Power Fuels LLC, Badlands Power Fuels, LLC, Landtech Enterprises, LLC, Badlands Leasing, LLC, Ideal Oilfield Disposal, LLC; and Wells Fargo Bank, National Association (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 7, 2014)

10.1C

Intercompany Subordination Agreement, dated February 3, 2014, by and among the Company, Heckmann Environmental Services, Inc., Thermo Fluids Inc., Heckmann Water Resources Corporation, Heckmann Water Resources (CVR), Inc., 1960 Well Services, LLC, HEK Water Solutions, LLC, Appalachian Water Services, LLC, Badlands Power Fuels LLC, Badlands Power Fuels, LLC, Landtech Enterprises, LLC, Badlands Leasing, LLC and Ideal Oilfield Disposal, LLC; and Wells Fargo Bank, National Association (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on February 7, 2014)

10.1D

Patent Security Agreement, dated February 3, 2014, by and between the Company and Wells Fargo Bank, National Association (incorporated herein by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on February 7, 2014)

10.1E

Second Amendment, Consent and Release to Amended and Restated Credit Agreement dated April 13, 2015, by and among the Company, the Agent and the Lenders (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 14, 2015)

10.1F

First Amendment to Amended and Restated Guaranty and Security Agreement dated April 13, 2015, by and among the Company, certain subsidiaries of the Company named therein, as grantors, and the Agent (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 14, 2015)

10.1G

Fourth Amendment, Consent and Release to Amended and Restated Credit Agreement dated November 2, 2015, by and among the Company, the Agent and the Lenders (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 5, 2015)

10.1H

Second Amendment to Amended and Restated Guaranty and Security Agreement dated November 2, 2015, by and among the Company, certain subsidiaries of the Company named therein, as grantors, and the Agent (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 5, 2015)

10.1I

Consent and Fifth Amendment to Amended and Restated Credit Agreement, dated March 10, 2016, by and among Wells Fargo Bank, National Association, the Lenders named therein, and Nuverra Environmental Solutions, Inc. (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 14, 2016)

10.1J

Third Amendment to Amended and Restated Guaranty and Security Agreement, dated March 10, 2016, by and among Nuverra Environmental Solutions, Inc., certain subsidiaries of Nuverra Environmental Solutions, Inc. named therein, and Wells Fargo Bank, National Association (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on March 14, 2016)

10.1K

Sixth Amendment to Amended and Restated Credit Agreement, dated March 24, 2016, by and among Wells Fargo Bank, National Association, the Lenders named therein, and Nuverra Environmental Solutions, Inc. (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 29, 2016)

Exhibit Number	Description

10.1L

Seventh Amendment to Amended and Restated Credit Agreement, dated April 15, 2016, by and among Wells Fargo Bank, National Association, the lenders named therein, and Nuverra Environmental Solutions, Inc. (incorporated herein by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed with the SEC on April 21, 2016)

10.1M

Eighth Amendment to Amended and Restated Credit Agreement, dated June 29, 2016, by and among Wells Fargo Bank, National Association, the Lenders named therein, and Nuverra Environmental Solutions, Inc. (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 6, 2016)

10.2	Heckmann Corporation 2009 Equity Incentive Plan (incorporated herein by reference to Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 27, 2012)

10.3

First Amendment of the Heckmann Corporation 2009 Equity Incentive Plan (incorporated herein by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 27, 2012)

10.4

Second Amendment to the Nuverra Environmental Solutions, Inc. 2009 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.1 the Company’s Current Report on Form 8-K filed with the SEC May 8, 2014)

10.5

Executive Employment Agreement, dated November 30, 2012, between Heckmann Corporation and Mark D. Johnsrud (incorporated herein by reference to Exhibit 10.4 to Heckmann Corporation’s Current Report on Form 8-K filed with the SEC on December 6, 2012)

10.5A

First Amendment to Executive Employment Agreement, dated January 25, 2016, between the Nuverra Environmental Solutions, Inc. and Mark D. Johnsrud (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 25, 2016)

10.6

Employment Agreement, dated February 5, 2016, between Nuverra Environmental Solutions, Inc. and Joseph M. Crabb (incorporated herein by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 9, 2016)

10.7

Term Loan Credit Agreement, dated as of April 15, 2016, by and among Wilmington Savings Fund Society, FSB, as administrative agent, the lenders identified therein, and Nuverra Environmental Solutions, Inc. (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 21, 2016)

10.7A

Guaranty and Security Agreement, dated as of April 15, 2016, among Nuverra Environmental Solutions, Inc., the other Grantors party thereto, Wilmington Savings Fund Society, FSB, as administrative agent, and Wells Fargo Bank, National Association (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 21, 2016)

10.7B

Intercompany Subordination Agreement, dated as of April 15, 2016, among Nuverra Environmental Solutions, Inc., the other Obligors party thereto, and Wilmington Savings Fund Society, FSB (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on April 21, 2016)

10.7B

Trademark Security Agreement, dated as of April 15, 2016, between Nuverra Environmental Solutions, Inc. and Wells Fargo Bank, National Association (incorporated herein by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on April 21, 2016)

10.7C

Security Agreement, dated as of April 15, 2016, among Nuverra Environmental Solutions, Inc., the other Grantors party thereto and Wilmington Savings Fund Society, FSB (incorporated herein by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on April 21, 2016)

Exhibit Number	Description

10.7D

Intercompany Subordination Agreement, dated as of April 15, 2016, among Nuverra Environmental Solutions, Inc., the other Obligors party thereto, and Wilmington Savings Fund Society, FSB (incorporated herein by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the SEC on April 21, 2016)

10.7E

Trademark Security Agreement, dated as of April 15, 2016, between Nuverra Environmental Solutions, Inc. and Wilmington Savings Fund Society, FSB (incorporated herein by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the SEC on April 21, 2016)

10.7F

First Amendment to Term Loan Agreement by and among the Required Lenders party thereto and Nuverra Environmental Solutions, Inc. (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on July 6, 2016)

10.8

Stockholder’s Agreement, dated as of November 30, 2012, between Heckmann Corporation and Mark D. Johnsrud (incorporated herein by reference to Exhibit 10.2 to Heckmann Corporation’s Current Report on Form 8-K filed with the SEC on December 6, 2012)

10.8A

First Amendment to Stockholder’s Agreement, dated as of March 10, 2014, between Nuverra Environmental Solutions, Inc. and Mark D. Johnsrud (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC March 10, 2014)

10.9

Second Amended and Restated Executive Employment Agreement, dated November 9, 2011, between Heckmann Corporation and Brian R. Anderson (incorporated herein by reference to Exhibit 10.2 to Heckmann Corporation’s Current Report on Form 8-K filed with the SEC on November 9, 2011)

21.1	Subsidiaries of Nuverra Environmental Solutions, Inc. (incorporated herein by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed with the SEC on March 14, 2016)

23.1*	Consent of KPMG LLP

23.2*	Consent of Squire Patton Boggs (US) LLP (included in Exhibit 5.1)

24.1**	Power of Attorney of Officers and Directors of the Company

99.1*	Form of Instructions for Use of Nuverra Environmental Solutions, Inc. Subscription Rights Certificates

99.2*	Form of Letter to Stockholders Who Are Record Holders

99.3*	Form of Letter to Brokers, Dealers, Banks and Other Nominee Holders

99.4*	Form of Beneficial Holder Election Form

99.5*	Form of Nominee Holder Certification

99.6*	Form of Notice of Guaranteed Delivery

*	Filed herewith
**	Previously filed